EXHIBIT 10.1

INTEREST PURCHASE AGREEMENT
by and among
SARATOGA PARTNERS IV LP,
SARATOGA MANAGEMENT COMPANY LLC,
SARATOGA COINVESTMENT IV LLC,
SARATOGA PARTNERS IV LLC and
THE MANAGEMENT SELLERS PARTY HERETO
collectively, as Sellers,
Data Return LLC,
and
TERREMARK WORLDWIDE, INC., as Purchaser
Dated as of May 11, 2007

INTEREST PURCHASE AGREEMENT
     This INTEREST PURCHASE AGREEMENT (this “Agreement”) dated as of May 11, 2007, by and among Saratoga Partners IV, L.P., Saratoga Management Co. LLC, Saratoga Coinvestment IV, LLC, Saratoga Partners IV LLC (collectively, the “Saratoga Sellers”), the individuals listed on the signature pages hereto (collectively, the “Management Sellers” and, together with the Saratoga Sellers, the “Sellers”), Data Return LLC (the “Company”) and Terremark Worldwide, Inc., a Delaware corporation (“Purchaser”).
W I T N E S S E T H:
     WHEREAS, the Sellers collectively own 100% of the issued and outstanding membership interests the Company; and
     WHEREAS, Sellers desire to sell to Purchaser, and Purchaser desires to purchase from Sellers, all of Sellers’ membership interests in the Company upon the terms and subject to the conditions provided herein.
     NOW, THEREFORE, in consideration of the mutual agreements contained herein, the parties, intending to be legally bound hereby, agree as follows:
ARTICLE I
PURCHASE AND SALE OF MEMBERSHIP INTERESTS
     1.1 Purchase. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing (as hereinafter defined), each Seller shall sell, convey, assign and transfer to Purchaser, and Purchaser will purchase, acquire and accept from each Seller all of such Seller’s right, title and interest in and to the Company, free and clear of any Liens (as defined in Section 2.1 hereof) including, without limitation, each Seller’s respective membership interest in the Company (as set forth on Schedule 2.5 of the Company Disclosure Letter), all voting rights, each Seller’s capital account in the Company, the right to receive distributions of cash, property or otherwise and the right to participate in and receive profits, losses and/or income from the Company, together with any other rights to which each Seller may now or hereafter be entitled to as a member of the Company, all as set forth in that certain Amended and Restated Operating Agreement of the Company dated as of June 27, 2003 (as amended, the “Operating Agreement”) or pursuant to applicable law or otherwise (the foregoing, with respect to each Seller, shall be referred to as its “Membership Interest”, and the aggregate Membership Interest of all of the Sellers as the “Membership Interests”).
     1.2 Purchase Consideration. The consideration payable by Purchaser for the Membership Interests shall be the sum of: (i) the Deposit (as defined in Section 1.10 hereof), (ii) $65,000,000 minus the amount of the Unit Award Payments (as defined below) (the “Cash Consideration”) and (iii) 1,925,546 validly issued, fully paid and nonassessable shares of Purchaser common stock (“TWW Stock”) (such shares, the “Stock Consideration”). The

Purchase Consideration shall be allocated among the Sellers as set forth on Schedule 1.2 of the Company Disclosure Letter.
     1.3 Closing Mechanics.
     (1) On or prior to the Closing, the Company shall (i) take all actions necessary to terminate the Data Return LLC 2006 Unit Option Plan (the “Unit Option Plan”) and the Data Return LLC 2006 Unit Appreciation Rights Plan (the “Unit Appreciation Rights Plan”) (collectively referred to as the “Unit Plans”). In furtherance of the foregoing, all unit options granted under the Unit Option Plan (the “Unit Option Awards”) and all unit appreciation rights granted under the Unit Appreciation Rights Plan (the “UAR Awards”) that are outstanding immediately prior to the Closing Date shall be cancelled effective as of Closing and each holder (the “Award Holders”) of the Unit Option Awards and the UAR Awards shall receive a cash payment equal to the excess, if any, of the Fair Market Value (as defined in the Unit Plans) of the vested portion of the Units subject to each Unit Option Award or UAR Award, whichever applicable, over the aggregate exercise price (as set forth in the individual award agreement) (the “Unit Award Payments”).
     (2) At the Closing, Purchaser shall deliver to each of the Sellers: (a) an amount equal to the Cash Consideration minus (i) the Escrow Amount (as defined above), by wire transfer of immediately available funds to an account or accounts designated in writing by each Seller at least two Business Days prior thereto, (ii) the amount referred to in Section 1.7, (iii) any management, consulting or other fees payable to any of the Sellers, (iv) the cost of the retirement the outstanding preferred stock of the Company and (v) all legal, broker and other fees payable by the Sellers in connection with the transaction (such net amount, the “Closing Seller Wires”) and (b) certificates representing the Stock Consideration, duly and validly endorsed in favor of the applicable Seller or accompanied by a separate duly and validly executed stock power (the “Stock Deliveries”).
     1.4 Closing. The closing of sale of the Membership Interests (the “Closing”) shall take place at the offices of Sellers’ attorneys at 10:00 a.m., local time, on the second Business Day following the date on which the conditions set forth in Articles V and VI hereof are satisfied or (to the extent legally permissible) waived, or at such other date as the parties shall agree (such date, the “Closing Date”); provided that in no event shall the Closing occur on a date later than the Termination Date. As used herein, “Business Day” means any day other than a Saturday, a Sunday, a federally-recognized holiday or a day on which banking institutions in the City of New York, New York, are not required to be open.
     1.5 Working Capital Adjustment. For purposes of this Agreement, “Net Working Capital” shall mean, as of any particular date, (i) the value of all current assets (excluding cash), net of provision for bad debt, plus restricted cash (to the extent not duplicative) of the Company as of that date, less (ii) the amount of all current liabilities, including accrued current liabilities not yet due, of the Company as of that date determined in each case in accordance with United States generally accepted accounting principles (“GAAP”).

     1.6 Adjustment Procedures.
     (a) Within forty-five (45) days after the Closing Date, Purchaser shall prepare a calculation of the Net Working Capital as of the Closing Date in accordance with GAAP. Purchaser shall deliver to the Seller Representative a written statement showing such calculation as of the Closing Date (the “Closing Statement”). Purchaser shall provide the Seller Representative and its representatives with reasonable access to such books and records relating to the Company through the Closing Date as the Seller Representative reasonably requests (on reasonable advance notice) in order to permit the Seller Representative to analyze the Closing Statement.
     (b) If within thirty (30) days following delivery of the Closing Statement to the Seller Representative, the Seller Representative has not given Purchaser written notice of its objection as to the calculation of Net Working Capital as of the Closing Date as reflected on the Closing Statement (which notice shall state the basis of the Sellers’ objection), then the Net Working Capital as of the Closing Date as so reflected on the Closing Statement shall be binding and conclusive on the parties and shall be the “Closing Net Working Capital.”
     (c) If the Seller Representative timely gives Purchaser written notice of objection pursuant to Section 1.6(b) above, Purchaser and the Seller Representative shall attempt in good faith to agree upon the Net Working Capital as of the Closing Date. If such an agreement is reached, the Net Working Capital so agreed upon shall be deemed to be the Closing Net Working Capital. If the Seller Representative and Purchaser fail to resolve the issues raised by such objection within ten (10) Business Days of Purchaser’s receipt of the Sellers’ objection, the Seller Representative and Purchaser shall submit the issues remaining in dispute to a nationally recognized accounting firm to be mutually agreed upon (the “Independent Accountants”) for resolution within thirty (30) days. If issues are submitted to the Independent Accountants for resolution: (i) the Seller Representative and Purchaser shall furnish or cause to be furnished to the Independent Accountants and to the other party such work papers and other documents and information relating to the disputed issues as the Independent Accountants may request and are available to such party or its agents and shall be afforded the opportunity to present to the Independent Accountants any material relating to the disputed issues and to discuss the issues with the Independent Accountants; (ii) the determination by the Independent Accountants of the Net Working Capital as of the Closing Date, as set forth in a notice to be delivered to both the Seller Representative and Purchaser within thirty (30) days of the submission to the Independent Accountants of the issues remaining in dispute, shall be final, binding and conclusive on the parties and shall be deemed to be the Closing Net Working Capital; and (iii) the fees and expenses of the Independent Accountants relating to such determination shall be paid by the party who is determined by the Independent Accountants to be the losing party (the party whose claimed Closing Net Working Capital is less accurate than such amount determined by the Independent Accountants) in such dispute resolution.
     (d) If, after a final determination of Closing Net Working Capital pursuant to Section 1.6(b) or (c) above, Closing Net Working Capital is determined to be less than negative three million one hundred thousand dollars ($3,100,000) (the “Target Amount”), then the Seller Representative shall pay an amount in cash equal to any such shortfall to Purchaser within five (5) business days following such determination. If, after a final determination of Closing Net Working Capital pursuant to Section 1.6(b) or (c) above, Closing Net Working Capital is determined to be greater than the Target Amount, then the Purchaser shall pay an amount in cash equal to any such excess to the Seller Representative within five (5) business days following such determination. Any payment pursuant to this Section 1.6(d) shall be made in immediately available funds by wire transfer and shall be deemed to be an adjustment to the Purchase Consideration.
     1.7 Indebtedness. At Closing, the Company shall use a portion of the Purchase Price to pay and satisfy in full all Indebtedness set forth on Schedule 2.5 of the Company Disclosure Letter other than short term leases.
     1.8 Cost of Transfer. The Sellers shall bear all responsibilities and pay any and all costs associated with the transfer and delivery of the Membership Interests to Purchaser. Purchaser shall bear all responsibilities and pay any and all costs associated with registering its ownership interest in the Membership Interests.
     1.9 Escrow. On the Closing Date, Purchaser shall deliver an amount equal to $2,500,000 out of the Cash Purchase Price (the “Escrow Amount”) to Citibank, N.A., by wire transfer in immediately available funds, to be held in an escrow account for a period of two (2) years in accordance with the terms of an escrow agreement, entered into among Purchaser, the Sellers and Citibank, N.A., as escrow agent, in form and substance reasonably satisfactory to Sellers and their counsel (the “Escrow Agreement”). The Escrow Amount shall be available to satisfy the indemnification obligations of Seller pursuant to Section 7.1(c) hereof. Any unreleased portion of the Escrow Amount shall be released to the Sellers’ Representative for distribution to the Sellers after expiration of the escrow account’s two year term.
     1.10 Deposit. The parties acknowledge that on or prior to the date hereof, Purchaser has paid a deposit of $5,000,000 (the “Deposit”) to Sellers and that at Closing such deposit shall also constitute part of the Purchase Consideration. In the event of the termination of this Agreement pursuant to certain circumstances set forth in Article VIII the Sellers shall be entitled to keep the Deposit as liquidated damages against Purchaser and in other circumstances the Deposit shall be refunded back to Purchaser.
ARTICLE II
REPRESENTATIONS AND WARRANTIES OF
THE COMPANY AND SARATOGA SELLERS
     The Company and each of the Saratoga Sellers, jointly and severally, represent and warrant to Purchaser that, except as set forth in any of the sections or subsections of the Company Disclosure Letter delivered by the Company and the Sellers to Purchaser and attached hereto and made a part hereof (the “Company Disclosure Letter”) corresponding to the appropriate section or subsection of this Article II, the following is true and correct as of the date hereof and as of the Closing Date:

     2.1 Membership Interests. Except as disclosed on Schedule 2.1 of the Company Disclosure Letter, each Saratoga Seller is the direct record and beneficial owner of its respective Membership Interest set forth on such Schedule 2.1, free and clear of any claim, lien, pledge, option, charge, easement, security interest, deed of trust, mortgage, conditional sales agreement, adverse claim, encumbrance reservation, restriction, community or other marital property interests, condition, equitable interest, right of first option, right of first refusal or similar restriction, or other defect in title or right of third parties, voluntarily incurred or arising by operation of law, and includes any agreement to give any of the foregoing in the future, and any contingent sale or other title retention agreement or lease in the nature thereof (collectively, “Liens”), and each Saratoga Seller has the right, power and authority to sell, transfer, convey and assign good, valid and indefeasible title thereto, free and clear of any Liens, except for the rights and obligations arising under the Operating Agreement. The minute books, stock books and stock transfer records of the Company, true and complete copies of which have been made available to Purchaser, contain true and complete minutes and records of all issuance and transfers of the Membership Interests of the Company and of all meetings, consents, proceedings and other actions of the members and managers of the Company.
     2.2 Organization and Qualification; Subsidiaries. The Company is a limited liability company duly organized and validly existing under the laws of the state of Delaware. The Company has no subsidiaries other than those listed on Schedule 2.2 of the Company Disclosure Letter. DigitalOps, LLC, a wholly-owned subsidiary of the Company, does not currently have, nor has it ever had since its inception, any operations, revenues, assets or liabilities, and to the Saratoga Sellers’ knowledge, DigitalOps, LLC will not commence operations or acquire assets or incur any liabilities prior to Closing. The Company has the requisite limited liability company power and authority to own, operate or lease its properties and to carry on its business as it is now being conducted. The Company is qualified to do business and is in existence in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, except for such failures which would not result in any change, effect or event, individually or in the aggregate, that is materially adverse to the business, results of operations, assets, liabilities or financial condition of the Company, taken as a whole (a “Company Material Adverse Effect”); provided, however, that in determining whether there has been a Company Material Adverse Effect, any adverse effect principally attributable to any of the following shall be disregarded: (a) general economic, business, industry or financial market conditions, except to the extent that such general economic, business, industry or financial market conditions are specific to the Company or its business or have a disproportionate effect upon the Company or its business; (b) the taking of any action required by this Agreement; (c) the announcement or pendency of the transactions contemplated by this Agreement, including any suit, action or proceeding arising in connection therewith; and (d) any breach of this Agreement by Purchaser. All the outstanding membership interests in the Company have been duly authorized, validly issued, fully paid and are non-assessable. The Company does not directly or indirectly own or control any interest in any other corporation, partnership, joint venture or other business association or entity.
     2.3 Authority Relative to this Agreement and Related Matters. Each of the Company and each Saratoga Seller has all necessary power and authority to enter into this Agreement and each of the other agreements contemplated hereby (collectively, the “Transaction Documents”) and to perform its obligations thereunder. The execution and delivery by the Company and the

Saratoga Sellers of the Transaction Documents and the consummation by them of the transactions contemplated thereby have been duly authorized by all necessary action on the part of the Company and the Saratoga Sellers. The Transaction Documents have been duly executed and delivered by the Company and the Saratoga Sellers and, assuming the due authorization, execution and delivery thereof by Purchaser, constitute the legal, valid and binding obligation of each of the Company and the Saratoga Sellers, enforceable against each of the Company and the Saratoga Sellers in accordance with their terms.
     2.4 Organizational Documents. The Saratoga Sellers have heretofore furnished to Purchaser a true, complete and correct copy of the articles of organization and Amended and Restated Operating Agreement (the “Operating Agreement”), each as amended to date, of the Company. Such articles of organization and Operating Agreement are in full force and effect. The Company is not in violation of any of the provisions of its articles of organization or Operating Agreement. No proceeding relating to the dissolution or merger of the Company or the amendment of the Company’s articles of organization, Operating Agreement or other organizational documents is pending or has been commenced or is contemplated.
     2.5 Capitalization. Schedule 2.5 of the Company Disclosure Letter contains a list of each of the members of the Company and the number of units in the Company owned by each member. The Membership Interests being sold by the Sellers pursuant to this Agreement represent 100% of the capital of the Company. All issued and outstanding interests are duly authorized, validly issued, fully paid and non-assessable, and have been issued free and clear of all preemptive rights or options or other Liens created by or through the Company or the Saratoga Sellers, except for the rights and obligations arising under the Operating Agreement or as disclosed in Schedule 2.5 of the Company Disclosure Letter. Schedule 2.5 of the Company Disclosure Letter sets forth and summarizes all funded Indebtedness of the Company. Except as set forth therein, the Company is not a party to any indenture, mortgage, promissory note, loan agreement, guarantee or other agreement or commitment in respect of Indebtedness. “Indebtedness” means the sum of all amounts owing by the Company (including principal, interest, prepayment penalties or fees, premiums, breakage amounts, expense reimbursements or other amounts payable in connection therewith), contingent or otherwise, whether current or long-term, necessary to repay in full all amounts and terminate all obligations under the agreements by which the Company is obligated, including without limitation (a) for borrowed money, evidenced by notes, bonds, debentures or similar instruments, (b) for the deferred purchase price of goods or services (other than trade payables and other accruals incurred in the ordinary course which are not more than ninety days overdue or which are being contested in good faith and for which appropriate reserves have been established in accordance with GAAP), (c) under or on account of capital leases, (d) any obligation secured by a Lien against any of the assets of the Company and (e) in the nature of guarantees of any of the obligations described in clauses (a)-(d) above of any other person or other arrangements whereby responsibility is assumed for the obligations of others, including any agreement to purchase or otherwise acquire the obligations of others or any agreement, contingent or otherwise, to furnish funds for the purchase of goods, supplies or services for the purpose of payment of the obligations of others, other than accounts or trade payables in the ordinary course of business. Except for the Unit Option Awards and the UAR Awards granted to the Award Holders, which are set forth on Schedule 2.5 to the Company Disclosure Letter, the Company has not issued or authorized any shares, bonds, convertible bonds, subscription rights, options, warrants, rights (including preemptive rights), calls, commitments, rights of exchange, conversion rights, plans or other agreements of any character providing for the purchase, issuance or sale of any interest or other share of the capital of the Company. Except for such Unit Option Awards and UAR Awards, there are no agreements or arrangements in force which call for the issue of new interests or securities of the Company.
     2.6 No Conflicts; Required Filings and Consents. The execution and delivery of the Transaction Documents by the Company and the Saratoga Sellers do not, and neither the performance by the Company and the Saratoga Sellers thereof nor the consummation by them of the transactions contemplated thereby will (i) conflict with or violate the articles of organization or Operating Agreement of the Company, (ii) to the knowledge of the Saratoga Sellers and the Company, conflict with or violate any federal, state, local, municipal, foreign, international, multinational or other constitution, law, ordinance, principle of common law, code, regulation, statute or treaty (collectively, “Legal Requirements”) applicable to the Saratoga Sellers or the Company or by which any of them or their respective properties or assets is bound, (iii) except as could not reasonably be expected to result in a Company Material Adverse Effect, result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination or cancellation of, or result in the creation of a Lien on any of the properties or assets of the Saratoga Sellers or the Company pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease or other instrument or obligation to which the Saratoga Sellers or the Company is a party or by which the Saratoga Sellers or the Company or any of their respective properties or assets is bound, or (iv) to the knowledge of the Saratoga Sellers and the Company, require the Saratoga Sellers or the Company to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any third party pursuant to contractual obligation or applicable law, including any court of competent jurisdiction or any local, state, federal or foreign governmental, regulatory, administrative or judicial unit, entity, agency or authority (collectively, any “Governmental Authority”), except for filings, if any, required pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”) or which could not reasonably be expected to have a Company Material Adverse Effect.
     2.7 Absence of Certain Changes or Events. Except as contemplated by this Agreement and as disclosed in Schedule 2.7 of the Company Disclosure Letter, since March 31, 2007, (a) the Company has operated its business in the ordinary course of business consistent with past practice, (b) there has not been any Company Material Adverse Effect, and (c) the Company has not (i) amended its articles of organization or Operating Agreement, (ii) declared or set aside any dividends or made any other distribution in cash with respect to the Company’s capital stock, (iii) declared or made any distributions in securities or property which will not be paid at or prior to Closing, (iv) issued any additional membership interests or issued, sold or granted any option or right to acquire, or otherwise disposed of, any of its unissued membership interests, (v) repurchased or redeemed any of its membership interests, (vi) merged into or with or consolidated with, any other corporation or acquired the business or assets of any person, (vii) created, incurred, assumed, guaranteed or otherwise become liable or obligated with respect to any Indebtedness in excess of $100,000 in the aggregate, or made any loan or advance to, or any investment in, any person in excess of $10,000 in the aggregate, except in each case in the ordinary course of business consistent with past practices, (viii) entered into, amended or terminated any agreement specified in Schedule 2.16 of the Company Disclosure Letter, (ix) sold, transferred, leased, mortgaged, encumbered or otherwise disposed of, or agreed to sell, transfer, lease, mortgage, encumber or otherwise dispose of, any properties or assets with a value in excess of $10,000 except inventory sold in the ordinary course of business or pursuant to any agreement specified in Schedule 2.16 of the Company Disclosure Letter, (x) settled any claim or litigation, or filed any motions, orders, briefs or settlement agreements in any proceeding before any Governmental Authority or any arbitrator, (xi) incurred or approved, or entered into any agreement or commitment to make, any expenditure in excess of $10,000 in the aggregate (other than those required pursuant to any agreement set forth on Schedule 2.16 of the Company Disclosure Letter or in the ordinary course of business consistent with past practices), (xii) effected any material increase in (1) the rate of compensation payable or to become payable to its directors, managers, officers, agents or employees or (2) the payment of any bonus, payment or arrangement made to, for or with any of its directors, managers, officers, agents or employees, except as required by an agreement set forth in Schedule 2.16 of the Company Disclosure Letter or by any Company Employee Plan set forth on Schedule 2.8 of the Company Disclosure Letter or in the ordinary course of business consistent with past practice, (xiii) sold, assigned, transferred or granted any license with respect to any patent, trademark, trade name, service mark, copyright, trade secret or other material intangible asset (including software source code and object code, and algorithms), except pursuant to licenses or other agreements set forth on Schedule 2.16 of the Company Disclosure Letter; (xiv) suffered any loss of property or waived any right, in each case of value in excess of $10,000, whether or not in the ordinary course of business, (xv) abandoned, withdrawn, allowed to become abandoned, withdrawn or expired, or otherwise relinquished any material right or filing relating to any Intellectual Property (as defined in Section 2.17) or value in excess of $10,000 or (xvi) made any agreement or commitment to do any act described in (i)-(xvi) above.
     2.8 Employee Benefit Plans.
     (1) Schedule 2.8 of the Company Disclosure Letter sets forth a true and complete list of all “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), each employment, consulting or material severance contract or plan and each other plan or arrangement providing for bonuses, profit-sharing, membership option or other equity-based compensation or deferred compensation, vacation benefits, employee assistance program, disability or sick leave benefits, which is maintained or contributed to by the Company or any of its subsidiaries (each, a “Company Employee Plan”). Copies of the Company Employee Plans (and, if applicable, related trust or funding agreements or insurance policies) and all amendments thereto, together with the most recent Internal Revenue Service determination letter, if applicable, with respect thereto, and the most recent actuarial valuation report and annual report (Form 5500 including, if applicable, Schedule B thereto) prepared in connection with any such plan or trust, have been made available to Purchaser.
     (2) Except as would not individually or in the aggregate have a Company Material Adverse Effect: (i) each Company Employee Plan has been maintained and operated in accordance with its terms and applicable law, including, without limitation, ERISA and the Internal Revenue Code of 1986, as amended (the “Code”); (ii) except as set forth in Schedule 2.08 of the Company Disclosure Letter, each Company Employee Plan intended to qualify under Section 401(a) of the Code has received a determination letter from the Internal Revenue Service to the effect that the Company Employee Plan is qualified under Section 401 of the Code and no circumstances exist that would reasonably be expected to result in the revocation of any such determination letter; (iii) no claim, lawsuit, arbitration or other action (including, without limitation, any audits or proceedings pending with any governmental or regulatory agency) has been threatened, asserted, instituted, or, to the knowledge of the Saratoga Sellers and the Company, is anticipated against, or in respect of, any Company Employee Plan (other than routine claims for benefits), (iv) no non-exempt “prohibited transaction” has occurred, with respect to any Company Employee Plan, within the meaning of ERISA and the Code; and (v) no Company Employee Plan is subject to Section 412 of the Code, and the Company does not have any liability under Title IV of ERISA. No Company Employee Plan is a “multiemployer plan,” as defined in Section 3(37) of ERISA, or otherwise subject to Title IV or Section 302 of ERISA, and the Company has no liability (including actual or potential withdrawal liability) with respect to any multiemployer plans.
     (3) Except as set forth in Schedule 2.8 of the Company Disclosure Letter, (i) the Company is not obligated under any employee welfare benefit plan as described in Section 3(1) of ERISA (“Welfare Plan”) to provide medical or death benefits with respect to any employee or former employee of the Company or its predecessors after termination of employment, except as required under Section 4980B of the Code or Part 6 of Title I of ERISA or other applicable law; (ii) the Company has complied with the notice and continuation coverage requirements, and all other requirements, of Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA, and the regulations thereunder; and (iii) no Welfare Plan that is a group health plan is a self-insured plan.
     (4) Except as set forth in Schedule 2.8 of the Company Disclosure Letter, (i) the Company is not and will not be obligated to pay separation, severance, termination or similar benefits as a result of any transaction contemplated by this Agreement, nor will any such transaction accelerate the time of payment or vesting, or increase the amount, of any benefit or other compensation due to any individual, and (ii) any amount payable by the Company that is contingent upon the closing of the transactions contemplated by this Agreement will not be classified as an excess parachute payment under Section 280G of the Code.
     (5) Each Company Employee Plan that is a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) has been operated and administered in good faith compliance, in all material respects, with Section 409A of the Code from the period beginning January 1, 2005 through the date hereof and has not been materially modified since October 2, 2004.

     2.9 Financial Statements.
     (1) The Company has heretofore provided to Purchaser (a) audited consolidated financial statements of the Company and its subsidiaries for the years ended December 31, 2004, 2005 and 2006, including all related notes and schedules (collectively, the “Audited Financial Statements”), and (b) internally prepared financial statements for the three months ended March 31, 2007 (the “Unaudited Financial Statements” and, together with the Audited Financial Statements, the “Financial Statements”). The Financial Statements, together with the notes thereto, were prepared in accordance with the books and records of the Company, which books and records are complete and accurate in all material respects, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (“GAAP”), present fairly and accurately, in all material respects, the consolidated financial condition and results of operations of the Company as of the respective dates thereof and for the periods then ended and include all adjustments which are necessary for a fair presentation of the financial condition and results of operations of the Company for the periods covered by such statements and make full and adequate provisions for all liabilities or obligations of the Company, whether accrued, absolute, contingent or otherwise, in accordance with GAAP.
     (2) Except as set forth in the Financial Statements or as set forth on Schedule 2.9 of the Company Disclosure Letter, the Company has no liabilities, obligations or Indebtedness, contingent or otherwise, which are not adequately reflected in or reserved against in the Financial Statements, other than liabilities incurred since the date of the Financial Statements in the ordinary course of business consistent with past practices or which would not result in a Material Adverse Effect.
     (3) Schedule 2.9 of the Company Disclosure Letter sets forth (i) the amount of all Indebtedness of the Company set forth on Schedule 2.5 of the Company Disclosure Letter, (ii) any Lien with respect to such Indebtedness and (iii) a list of each instrument or agreement governing such Indebtedness (true and correct copies of which have been provided to the Purchaser). To the Company’s knowledge, no default (or event which with the giving of notice or passage or time would constitute a default) exists with respect to or under any such Indebtedness or any instrument or agreement relating thereto.
     (4) The Company’s Financial Statements set forth a complete list of the Company’s accounts payable and accrued expenses in accordance with GAAP as of the date or dates thereof.
     (5) The accounts receivable of the Company reflected on the Financial Statements, and all receivables incurred since the date of the Financial Statements, arose from bona fide transactions in the ordinary course of business, are fully collectible, and the goods and services involved have been sold, delivered or performed (as applicable) in full. No such account has been assigned or pledged to any other person, firm or corporation and no defense or set-off to any such account has been asserted by the account obligor or exists. The allowance for doubtful accounts set forth in the balance sheet as of the most recent balance sheet date delivered to the Purchaser is adequate from a historical perspective for the nonpayment of claims previously submitted and for which revenues have been accrued.
     (6) The accounting books and records of the Company have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls.
     2.10 Permits and Licenses. The Company holds all material licenses, franchises, authorizations, permits and certificates necessary to enable the Company to continue to conduct its business as presently conducted (collectively, the “Company Licenses”). Schedule 2.10 of the Company Disclosure Letter includes a correct and complete list of each material Company License. Each Company License is valid and in full force and effect and, to the knowledge of the Saratoga Sellers and the Company, no suspension or cancellation of any such Company License is threatened and no default exists under such Company Licenses. Except as set forth in Schedule 2.10 of the Company Disclosure Letter, no right of termination will arise under such Licenses as a result of the consummation of the transactions consummated by this Agreement.
     2.11 Properties. The Company has good and marketable title to its personal property and valid and subsisting leasehold interests or licenses in all of its real and material personal properties and assets, in each case now or as of the Closing Date free and clear of all Liens, except for those: (i) securing Taxes, assessments and other governmental charges or levies not yet due or delinquent or otherwise contested in good faith by appropriate proceedings for which appropriate reserves have been established in accordance with GAAP or the statutory or common law liens of materialmen, mechanics, carriers, construction contractors, warehousemen or landlords or other like liens for labor, materials, supplies or rentals; (ii) consisting of deposits or pledges in connection with, or to secure payment of, obligations under workers’ compensation, unemployment insurance or similar legislation or under surety or performance bonds; (iii) constituting encumbrances in the nature of zoning restrictions, easements, rights of way, restrictions, encroachments, protrusions and other, similar encumbrances and minor title defects affecting the use of any real property leased by the Company or any matters appearing on a survey (collectively, the “Company Real Property”), (iv) any interest or title of a lessor, sublessor, licensor or sublicensor or secured by a lessor’s, sublessor’s, licensor’s or sublicensor’s interest under leases entered into by the Company in the ordinary course of business and liens against the lessor, sublessor, licensor or sublicensor in any Company Real Property, (v) liens arising from precautionary Uniform Commercial Code financing statement or similar filings and (vi) any other liens that would not reasonably be expected to have a Material Adverse Effect; provided the same do not materially interfere with or prohibit the present use of such properties taken as a whole (“Permitted Encumbrances”).
     2.12 Real Property. Schedule 2.12 of the Company Disclosure Letter contains a complete and correct list of all Company Real Property. All such real property, the buildings and structures thereon, and the operations and maintenance thereof comply in all material respects with all applicable restrictive covenants and conform in all material respects to all applicable Legal Requirements, including those relating to land use and zoning; provided, that, if such real property, buildings and structures are leased by the Company, this sentence shall apply only to the portion leased or operated and to the extent that the obligation to so comply is that of the Company and no other person. The buildings and other structures on such real property leased or owned by the Company are in reasonably good operating condition and repair, subject to ordinary wear and tear. The Company neither owns any real property nor does the Company lease any real property as sublessor or sublessee. As of the date hereof, each of the leases that relate to the Company Real Property is a valid, legal and binding agreement of the Company in accordance with its terms. The Company is not in default under any such lease and to the best knowledge of the Saratoga Sellers and the Company, no event has occurred which, after notice or lapse of time or both, would constitute a default under any such lease. All utilities and similar systems that are required for the operation of the Company’s business at all Company Real Property are, in all material respects, operating and sufficient to enable all such Company Real Property to continue to be used and operated in the manner currently being used and operated by the Company. The Company does not own any real property (including, without limitation, any option or other right or obligation to purchase any real property or any interest therein).
     2.13 Compliance with Environmental Laws. For purposes of this Agreement, except as otherwise provided, unless the context otherwise requires:
     “Environment” shall mean any surface or subsurface physical medium or any natural resource, including, without limitation, air, land, soil, surface waters, ground waters, stream and river sediments, biota and any indoor area, surface or physical medium.
     “Environmental Law” shall mean any federal, state or local law, rule, regulation, ordinance, code, order, judgment, decree or rule of common law enacted, promulgated or issued prior to the Closing Date relating to the injury to, or the pollution or protection of, the Environment or public health to the extent related to the exposure or potential exposure to Hazardous Materials.
     “Hazardous Materials” shall mean petroleum, petroleum products, petroleum-derived substances, radioactive materials, wastes, polychlorinated biphenyls, lead-based paint, radon, urea formaldehyde, asbestos or any materials containing asbestos, and any other materials, substances, chemicals, pollutants, contaminants or constituents subject to regulation or which could give rise to liability under any Environmental Law.
     The operations of the Company and any Company Real Property comply with all applicable Environmental Laws, except for such non-compliances which individually or in the aggregate would not have a Company Material Adverse Effect. To the knowledge of Saratoga Sellers and the Company, the Company Real Property does not contain any Hazardous Materials in, on, over, under, at or emanating from it, in a manner, form or concentrations that could reasonably be expected to violate or result in liability to the Company under any applicable Environmental Laws in any material respect. The Company has obtained all material permits required under applicable Environmental Law for the operations of the Company and is in compliance in all material respects with the terms and conditions of such permits. There have been no written private or governmental claims, citations, complaints, notices of violation or letters made, issued to or to the knowledge of the Company threatened, against the Company by any Governmental Authority or other party alleging any violation of or liability under any Environmental Law resulting, in whole or in part, from the ownership, use of operation of any of the Company

Real Property, except for those matters which would not reasonably be expected to result in a Company Material Adverse Effect. The Purchaser has been provided with true, accurate and complete copies of any material written information in the possession of the Company or any of the Sellers that pertains to the environmental history of the Company Real Property. The Company and the Sellers shall also promptly furnish to Purchaser true, accurate and complete copies of any sampling and test results, if any, obtained by the Company prior to the Closing from all environmental and/or health samples and tests taken at and around the Company Real Property.
     2.14 Labor and Employment Matters. Except as would not, individually or in the aggregate have a Company Material Adverse Effect, (i) the Company is not involved in or, to the knowledge of the Saratoga Sellers and the Company, threatened with any labor dispute, grievance or litigation relating to labor, safety or discrimination matters involving any of its employees, including, without limitation, charges of unfair labor practices or discrimination complaints; and (ii) the Company is operating and has been operated in compliance in all respects with all laws covering employment and employment practices, terms and conditions of employment and wages and hours, including any laws respecting employment discrimination, overtime pay, equal opportunity, affirmative action, employee privacy, wrongful or unlawful termination, workers’ compensation, occupational safety and health requirements, labor/management relations, immigration, benefits, and collective bargaining, the payment of social security and similar Taxes and unemployment insurance, or related matters and is otherwise not engaged in any unfair labor practices within the meaning of the National Labor Relations Act, the Fair Labor Standards Act and any equivalent act or statute under applicable state law. The Company is not a party to, or bound by, any collective bargaining agreement with respect to its employees and no collective bargaining agreement is being negotiated by the Company nor, to the knowledge of the Saratoga Sellers and the Company, is any employee of the Company represented by any labor union or similar association. No labor union or employee organization has been certified or recognized as the collective bargaining representative of any employees of the Company. To the knowledge of Saratoga Sellers and the Company, there are no union organizing campaigns or representation proceedings in process or threatened with respect to any employees of the Company or any existing or threatened labor strikes, work stoppages, organized slowdowns, unfair labor practice charges or labor arbitration proceedings affecting any employee of the Company. Except as set forth on Schedule 2.14 of the Company Disclosure Letter, or as accrued on the Financial Statements, in the event of termination of the employment of any employee, neither the Purchaser nor the Company will, pursuant to any agreement with the Management Sellers or the Company or by reason of any representation made or plan adopted by the Management Sellers or the Company prior to the Closing, be liable to any employee for so-called “severance pay,” parachute payments or any other similar payments or benefits, including, without limitation, post-employment healthcare or insurance benefits. None of the officers or other key employees of the Company has notified any of the Saratoga Sellers or the Company of his or her present intention to terminate his or her employment with the Company. To the knowledge of the Company and the Saratoga Sellers, no manager, officer or employee of or consultant to the Company is in violation of any terms of any employment contract, non competition agreement, non disclosure agreement or other contract or agreement containing restrictive covenants relating to the right of any such manager, officer, employee or consultant to be employed or engaged by the Company.

     2.15 Tax Returns, Audits and Liabilities. For purposes of this Agreement, except as otherwise expressly provided, unless the context otherwise requires:
     “Return” means any report, return, form or other document required to be supplied to a taxing authority in connection with Taxes.
     “Tax” or “Taxes” means taxes of any kind, levies or other like assessments, customs, duties, imposts, or other governmental charges, including, without limitation, income, gross receipts, ad valorem, value added, excise, real or personal property, asset, sales, use, license, payroll, transaction, capital, net worth and franchise taxes, estimated taxes, withholding, employment, social security, workers compensation, utility, severance, production, unemployment compensation, occupation, premium, windfall profits, transfer and gains taxes or other taxes imposed by or payable to the United States, or any state or local or foreign government or subdivision or agency thereof, including any liability for taxes under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), and in each instance such term shall include any interest, penalties or additions to tax attributable to any such Tax.
     The Company has (i) filed all Returns required to be filed by it and (ii) paid all Taxes imposed on or otherwise owed by it whether or not shown to have become due pursuant to such Returns. All Returns filed by the Company (or the Saratoga Sellers acting on behalf of the Company) with respect to Taxes were true and correct in all material respects as of the respective dates on which they were filed. There is no suit, proceeding, audit, claim or proposed assessment pending or, to the knowledge of the Saratoga Sellers and the Company, threatened with respect to any liability for Tax of the Company for which a material amount of Tax is at issue. There are no Liens on the assets of the Company for any Tax currently due and owing. None of the Saratoga Sellers is a “foreign person” as that term is defined in Section 1445(f)(3) of the Code. Any and all tax sharing agreements to which the Company is a party shall be terminated effective on or prior to the Closing Date with respect to the Company, and from and after such Closing Date, the Company shall not have any further rights, obligations and liabilities thereunder. The Company is not currently the beneficiary of any extension of time within which to file any Return. The Company has complied with applicable law relating to the reporting, payment and withholding of Taxes in connection with amounts paid to its employees, creditors, independent contractors or other third parties and has, within the time and in the manner prescribed by law, withheld from such amounts and timely paid over to the proper Governmental Authorities all such amounts required to be so withheld and paid over under applicable law, except for failures which, individually or in the aggregate, has not had or would not reasonably be expected to have a Company Material Adverse Effect. Schedule 2.15 of the Company Disclosure Letter lists all material elections for Taxes affirmatively made in writing and currently in force to which the Company is bound. The Company has made no election to be taxed as a Subchapter S corporation within the meaning of Sections 1361 and 1362 of the Code, and the Company will not be a Subchapter S corporation on the Closing Date.
     2.16 Material Contracts. Schedule 2.16 of the Company Disclosure Letter discloses any and all (written or oral) contracts, agreements, arrangements, understandings, commitments, obligations, leases, deeds, mortgages, bonds, notes, indentures, loan agreements, promissory notes, sales orders, purchase orders, customer agreements or other documents or instruments

     (“Contracts”) described in clauses (i) through (x) below to which the Company is a party or by which the Company or its assets are bound (“Material Contracts”):
     (i) each Contract (or series of related Contracts) of the Company that requires the payment or incurrence of liabilities by the Company subsequent to the date of this Agreement of more than Fifty Thousand Dollars ($50,000) (in the case of customer contracts, One Hundred Thousand Dollars ($100,000)) annually;
     (ii) each Contract (or series of related Contracts) of the Company that requires the provision of goods or the rendering of services by the Company subsequent to the date of this Agreement for value of more than Fifty Thousand Dollars ($50,000) (in the case of customer contracts, One Hundred Thousand Dollars ($100,000)) annually;
     (iii) each acquisition, partnership or joint venture or other similar Contract entered into by the Company during the three (3)-year period ending with the date of this Agreement or currently in effect in any respect;
     (iv) each Contract restricting or otherwise materially affecting the ability of the Company to compete in any business in any jurisdiction;
     (v) each Contract with any of the members or affiliates of the Company;
     (vi) each Contract with any employees, officers, directors, consultants or advisors;
     (vii) each lease for capital equipment that provides for ongoing payments by the Company in excess of Fifty Thousand Dollars ($50,000) annually;
     (viii) each security holders agreement, registration rights agreement, voting agreement, voting trust agreement or similar agreements to which the Company is subject;
     (ix) each agreement relating to development, ownership or licensing of any Intellectual Property;
     (x) agreements, instruments or other documents under which the Company assumes, guarantees, endorses or otherwise becomes directly or contingently liable on or for any Indebtedness of any other person, including any of the Sellers, except guarantees by endorsement of negotiable instruments or deposit or collection or similar transactions; and
     (xi) each Contract either (A) requiring any payments or (B) the terms of which provide for an increase in the amount of any payment, in either case solely because of the consummation of the transactions contemplated by this Agreement.

     Correct and complete copies of such Material Contracts have heretofore been made available to Purchaser. Each Material Contract is in full force and effect and is valid and enforceable by and against the Company (except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law)) and to the knowledge of the Saratoga Sellers and the Company, each Material Contract is valid and enforceable against the other parties thereto (except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law)), in each case in accordance with its terms. The Company is not in default under any Material Contract nor has it received written notice or oral notice of any default under any such Material Contract. All contracts are with the Company and Data Return Limited, the Company’s wholly-owned subsidiary in the United Kingdom, and, to the extent a contract constitutes a Material Contract, the respective counterparty to each such contract is noted on Schedule 2.16 of the Company Disclosure Letter. DigitalOps, LLC, the Company’s other wholly-owned subsidiary is not a party to any contract.
     2.17 Intellectual Property.
     (1) Schedule 2.17 of the Company Disclosure Letter contains a complete list of the Intellectual Property that is owned by or licensed to, or is otherwise used by, the Company (in each case as specified in Schedule 2.17 of the Company Disclosure Letter). Such Intellectual Property is the only Intellectual Property that is used or needed in order to conduct the business of the Company as currently conducted and as contemplated to be conducted in the future. Except as disclosed in Schedule 2.17 of the Company Disclosure Letter, the Company is the record owner of and owns the entire right, title and interest in all such Intellectual Property, free and clear of any liens, security interests, claims, defects in title, ongoing payment obligations, rights of attribution or other encumbrances of any kind. The patents and registrations for the other such Intellectual Property have been duly maintained, are valid and in full force and effect. No filing or payment of any kind was or is required to be made with respect to any of the filings relating to such Intellectual Property at any time prior to 90 days after the Closing which has not been made and/or paid in full. Schedule 2.17 of the Company Disclosure Letter contains a complete list of all license or other agreements under which the Company is granted a license to use any Intellectual Property or under which the Company has granted a license to any third party to use any Intellectual Property. All such agreements are in full force and effect, there have been no breaches of any such agreement by any of the parties thereto, and there are no outstanding or threatened disputes or disagreements with respect to any such agreement. None of such agreements, nor the operation of the Company’s business, violates any U.S. embargoes, export control laws or regulations.
     (2) Neither the Company nor any Saratoga Seller is aware of any claim, allegation or basis for any claim or allegation that any of such Intellectual Property is subject to defenses that would preclude or impair enforcement of the

Company’s exclusive rights thereto, including, without limitation, misuse, laches, acquiescence, statute of limitations, abandonment, unclean hands or fraudulent registration. There are no past or present claims, demands or proceedings instituted, pending or proposed or, to the knowledge of the Saratoga Sellers and the Company, threatened by any third party pertaining to or challenging the use of, or right to use, any of the Intellectual Property by the Company or claiming that any of the use of such Intellectual Property or that any of the Company’s products or services infringes on any third party intellectual property right, nor, to the knowledge of the Saratoga Sellers and the Company, is there any basis for any such claim, demand or proceeding. To the knowledge of the Saratoga Sellers and the Company, neither the Company’s products or services, nor the conduct of the business of the Company as previously or currently conducted, infringes upon any third party intellectual property or other rights. To the knowledge of the Saratoga Sellers and the Company, no person is infringing any of the Intellectual Property owned, or licensed or otherwise used by the Company and no royalty or other consideration is required to be paid by the Company to any other person in respect of the use of any Intellectual Property except as disclosed in Schedule 2.17 of the Company Disclosure Letter.
     (3) All rights to any invention, improvement, discovery, information, work of authorship or other work product relating to the Company’s business developed or created by a former or current employee of the Company or any of its predecessors and their respective affiliates or a former or current independent contractor involved in the development of such Intellectual Property in connection with their engagement or employment by the Company or its predecessors or respective affiliates have been assigned or have been agreed to be assigned to the Company by virtue of contractual obligation or operation of law. Reasonable precautions have been taken to protect the secrecy and value of all trade secrets forming part of such Intellectual Property, including, without limitation, all proprietary and confidential business methods, techniques and practices, such precautions including, without limitation, implementation and enforcement of confidentiality policies and practices and requiring key employees and contractors having access to any confidential and proprietary information used in the Company’s business to execute and deliver written confidentiality agreements obligating them to maintain the confidentiality of same.
     (4) The Company’s computer and information technology hardware, software and systems are owned by, or licensed or leased to, the Company. All software used by the Company is owned by the Company or used pursuant to, and within the scope of, a valid license or other enforceable right, is not a “bootleg” or otherwise unauthorized version or copy, and does not include any open source software. The Company possesses such working copies of all of such software, including object code and, unless otherwise specified in Schedule 2.17 of the Company Disclosure Letter, source code and all related manuals, licenses and other documentation, as are necessary for the current conduct of all portions of the Company’s business consistent with prudent business practices. Such hardware, software and systems: (i) are in satisfactory working order and are scalable to meet current and reasonably anticipated capacity; (ii) have appropriate security, back ups, disaster recovery arrangements, source code escrow arrangements and hardware and software support and maintenance to minimize the risk of material error, breakdown, failure or security breach occurring and to ensure if such event does occur it does not cause a material disruption to any portion of the Company’s business; (iii) are configured and maintained to minimize the effects of viruses and do not contain viruses, Trojan horses, back doors other malicious code; and (iv) have not suffered any material error, breakdown, failure or security breach which has caused disruption or damage to any portion of the Company’s business.
     (5) Neither the Company nor any Saratoga Seller has at any time prior to the date of this Agreement received notification of any kind alleging that the Company or any predecessor entity or any of their respective affiliates has not complied with applicable data protection laws.
     (6) For purposes of this Agreement, “Intellectual Property” means all intangible property rights including, but not limited to, inventions, discoveries, trade secrets, processes, formulae, know-how, proprietary confidential information, United States and foreign patents, patent applications, trade names, fictitious names, trademarks, service marks and trade dress (together with associated goodwill),domain names and copyrights, moral rights, rights of publicity and any registrations or applications for registrations relating thereto, any common law rights and any other proprietary rights relating to any of the foregoing.
     2.18 Litigation. Except as disclosed on Schedule 2.18 to the Company Disclosure Letter, to the knowledge of the Saratoga Sellers, there is no litigation, action, suit, proceeding, charge or complaint pending or, to the Company’s or the Saratoga Sellers’ knowledge, threatened against the Company or any of its subsidiaries or any of their respective properties or assets or any of their respective officers or directors (in their capacity as officers or directors of the Company or any subsidiary). To the Company’s or the Saratoga Sellers’ knowledge, none of the Sellers or the Company is in default with respect to any order, settlement agreement, writ, injunction, decree, ruling or decision of any court, commission, board or other government agency relating to the Company, the Company’s business or the Membership Interests.
     2.19 Bank Accounts. Schedule 2.19 of the Company Disclosure Letter sets forth a complete and accurate list of each deposit account or asset maintained with any bank, brokerage house or other financial institution, specifying with respect to each, the name and address of the institution, the name under which the account is maintained and the account number.
     2.20 Insurance Coverage. The Company maintains policies of insurance of the types and in amounts providing protection for the Company consistent with sound business practices generally applicable to businesses of the size and nature of the Company. Schedule 2.20 of the Company Disclosure Letter sets forth a true and complete description of (i) all of the insurance policies in force and effect in respect of the Company (the “Policies”); (ii) the coverage and limits on the Policies; (iii) all current and open or known claims under any of the Policies; and (iv) all written claims in excess of $50,000 individually or in the aggregate, made against the Company during the past three years whether or not covered by insurance. None of the Saratoga

Sellers or the Company has received any notice of cancellation in respect of insurance coverage under the Policies. All premiums due and payable in respect of the Policies have been paid. Except as set forth on Schedule 2.20 of the Company Disclosure Letter, there are no pending or, to the knowledge of the Saratoga Sellers or the Company, threatened terminations or material premium increases with respect to any of the Policies and the Company is in compliance with all conditions contained therein.
     2.21 No Brokers or Finders. Except as set forth on Schedule 2.21 of the Company Disclosure Letter, no broker, finder or investment banker is entitled to any brokerage, finder’s or similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of any of the Sellers or the Company. The Company and Saratoga Sellers shall indemnify and hold Purchaser harmless from and against the claims of all persons or entities who claim commissions through them for brokerage fees or commissions or any other fees arising out of the transactions contemplated hereby.
     2.22 [Reserved]
     2.23 Product Warranty. Each of the products manufactured, sold, and delivered or services provided by the Company have conformed in all material respects with all applicable contractual commitments and all express and implied warranties, including all Service Level Agreements, and the Company has no material liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) for replacement thereof or other damages in connection therewith, subject only to the reserve for product warranty claims set forth on the face of the most recent balance sheet included in the Financial Statements (rather than in any notes thereto) as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of the Company. Substantially all of the products manufactured, sold, and delivered or services provided by the Company are subject to standard terms and conditions of sale.
     2.24 Customers. Schedule 2.24 of the Company Disclosure Letter lists each of the Company’s customers as of December 31, 2006 and March 31, 2007. The Company maintains good relations with each of such customers and, except as set forth in Schedule 2.24 of the Company Disclosure Letter, since April 30, 2007, to the Company’s and the Saratoga Sellers’ knowledge, no event has occurred that would materially adversely affect the Company’s relations with such customers. To the best knowledge of the Sellers and the Company, since December 31, 2006, none of the top ten (10) customers (such rank determined by annual revenues received from such customer) has decreased the amount of business that it does with the Company by more than ten percent (10%).
     2.25 TWW Stock and Related Matters. Each of the Saratoga Sellers (a) has adequate means of providing for his, her or its current needs and possible personal contingencies, and has no need for liquidity in the TWW Stock, (b) has such knowledge and experience in financial matters that he, she or it is capable of evaluating the relative risks and merits of an investment in TWW Stock and has the requisite financial worth to qualify as an “Accredited Investor” as such term is defined in Regulation D promulgated under the Securities Act of 1933 (as amended, the “1933 Act”), (c) has received and read and is familiar with the Terremark Documents (as defined below), (d) confirms that all documents, records and books pertaining to the acquisition of the TWW Stock and requested by such Saratoga Seller have been made available or delivered to such Saratoga Seller, (e) understands that the shares of TWW Stock have not been, and will not be, registered under the 1933 Act, or any state securities laws, in reliance on exemptions from registration thereunder for private offerings, and (f) further understands that he, she or it is acquiring the TWW Stock without being furnished any information about Purchaser beyond that which is contained in the Terremark Documents.
     2.26 Investment Intent; Restricted Securities.
     (1) Each Saratoga Seller who receives one or more shares of TWW Stock represents and warrants that such TWW Stock is being acquired solely for such Saratoga Seller’s own account, for investment, and is not being purchased with a view to the resale or distribution thereof. No Saratoga Seller receiving shares of TWW Stock has any present plan to enter into any contract, undertaking, agreement, or arrangement contemplating the resale or disposition of any or all TWW Stock.
     (2) Each Saratoga Seller understands that the TWW Stock will be deemed to be “restricted securities” under the 1933 Act, and cannot be resold absent registration or an exemption therefrom. The Saratoga Sellers are aware of the provisions of Rule 144 promulgated under the 1933 Act which, in substance, permit public resale in the United States of “restricted securities” subject to the satisfaction of certain conditions, including, among other things: (i) the resale occurring not less than one (1) year after the acquisition of the securities, (ii) the availability of certain public information about the issuer, (iii) the sale being made through a broker in an unsolicited “broker’s transaction” or a transaction directly with a market maker, and (iv) the amount of securities being sold during any three (3) month period not exceeding the specified limitations set forth in Rule 144.
     2.27 Disclosure. To the knowledge of the Saratoga Sellers, the representations and warranties of the Company and the Saratoga Sellers contained in this Agreement and in any schedule, certificate, or agreement furnished by the Saratoga Sellers or the Company to Purchaser pursuant to this Agreement do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statement herein or therein, in the light of the circumstances under which they were made, not misleading.
ARTICLE IIA
REPRESENTATIONS AND WARRANTIES OF MANAGEMENT SELLERS
     Each of the Management Sellers, severally and not jointly, represent and warrant to Purchaser and the Saratoga Sellers that, except as set forth in any of the sections or subsections of the Company Disclosure Letter corresponding to the appropriate section or subsection of this Article IIA, the following is true and correct as of the date hereof and as of the Closing Date:
     2.1A Membership Interests. Each Management Seller is the direct record and beneficial owner of its respective Membership Interest set forth on Schedule 2.1A of the

Company Disclosure Letter, free and clear of any Lien, and each Management Seller has the right, power and authority to sell, transfer, convey and assign good, valid and indefeasible title thereto, free and clear of any Liens, except for the rights and obligations arising under the Operating Agreement.
     2.2A Company and Saratoga Sellers Representations. To the best knowledge of each Management Seller, the representations and warranties of the Company and the Saratoga Sellers contained in Article II hereof are true and correct.
     2.3A Authority Relative to this Agreement and Related Matters. Each Management Seller has all necessary power and authority to enter into and to perform its obligations under the Transaction Documents. The execution and delivery by the Management Sellers of the Transaction Documents and the consummation by them of the transactions contemplated thereby have been duly authorized by all necessary action on the part of the Management Sellers. The Transaction Documents have been duly executed and delivered by the Management Sellers and, assuming the due authorization, execution and delivery thereof by Purchaser and the Saratoga Sellers, constitute the legal, valid and binding obligation of each of the Management Sellers, enforceable against each of the Management Sellers in accordance with their terms.
     2.4A No Conflicts; Required Filings and Consents. The execution and delivery of the Transaction Documents by such Management Seller does not, and neither the performance by such Management Seller thereof nor the consummation by them of the transactions contemplated thereby will (i) to the knowledge of such Management Seller, conflict with or violate any Legal Requirements applicable to such Management Seller or by which such Management Seller’s respective properties or assets is bound, (iii) except as could not reasonably be expected to result in a material adverse effect, result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination or cancellation of, or result in the creation of a Lien on any of the properties or assets of such Management Seller pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease or other instrument or obligation to which such Management Seller is a party or by which such Management Seller or any of its respective properties or assets is bound, or (iv) to the knowledge of such Management Seller, require such Management Seller to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Governmental Authority, except for filings, if any, required pursuant to the HSR Act, or any material consent, approval, authorization or permit of any third party pursuant to contractual obligation or applicable law.
     2.5A TWW Stock and Related Matters. Each of the Management Sellers (a) has adequate means of providing for his, her or its current needs and possible personal contingencies, and has no need for liquidity in the TWW Stock, (b) has such knowledge and experience in financial matters that he, she or it is capable of evaluating the relative risks and merits of an investment in TWW Stock and has the requisite financial worth to qualify as an “Accredited Investor” as such term is defined in Regulation D promulgated under the 1933 Act (defined below), (c) has received and read and is familiar with the Terremark Documents (as defined below), (d) confirms that all documents, records and books pertaining to the acquisition of the TWW Stock and requested by such Management Seller have been made available or delivered to such Saratoga Seller, (e) understands that the shares of TWW Stock have not been, and will not be, registered under the 1933 Act, or any state securities laws, in reliance on exemptions from registration thereunder for private offerings, and (f) further understands that he, she or it is acquiring the TWW Stock without being furnished any information about Purchaser beyond that which is contained in the Terremark Documents.
     2.6A Investment Intent; Restricted Securities.
     (1) Each Management Seller who receives one or more shares of TWW Stock represents and warrants that such TWW Stock is being acquired solely for such Management Seller’s own account, for investment, and is not being purchased with a view to the resale or distribution thereof. No Management Seller receiving shares of TWW Stock has any present plan to enter into any contract, undertaking, agreement, or arrangement contemplating the resale or disposition of any or all TWW Stock.
     (2) Each Management Seller understands that the TWW Stock will be deemed to be “restricted securities” under the 1933 Act, and cannot be resold absent registration or an exemption therefrom. The Management Sellers are aware of the provisions of Rule 144 promulgated under the 1933 Act which, in substance, permit public resale in the United States of “restricted securities” subject to the satisfaction of certain conditions, including, among other things: (i) the resale occurring not less than one (1) year after the acquisition of the securities, (ii) the availability of certain public information about the issuer, (iii) the sale being made through a broker in an unsolicited “broker’s transaction” or a transaction directly with a market maker, and (iv) the amount of securities being sold during any three (3) month period not exceeding the specified limitations set forth in Rule 144.
     2.7A Disclosure. To the knowledge of the Management Sellers, the representations and warranties of the Management Sellers contained in this Agreement and in any schedule, certificate, or agreement furnished by the Management Sellers or the Company to Purchaser pursuant to this Agreement do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statement herein or therein, in the light of the circumstances under which they were made, not misleading.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF PURCHASER
     Purchaser represents and warrants to Sellers that, except as otherwise disclosed in the Terremark Documents (as defined below), the following is true and correct as of the date hereof and as of the Closing Date:
     3.1 Organization of the Purchaser. Purchaser is duly organized, validly existing, and in good standing under the laws of Delaware and has full power and authority to conduct its business.

     3.2 Authorization. Purchaser has all necessary power and authority to execute, deliver and perform the Transaction Documents and the other agreements and documents contemplated thereby and has taken all necessary action to consummate the transactions contemplated thereby and to perform its obligations thereunder. No further action on the part of the Purchaser is required in connection with the execution, delivery and performance of the Transaction Documents. Purchaser has duly executed and delivered the Transaction Documents and such Transaction Documents are the valid and binding obligation of Purchaser, enforceable against it in accordance with their terms.
     3.3 No Conflict; Required Filings and Consents. The execution and delivery of the Transaction Documents by Purchaser does not, and neither the performance by Purchaser thereof nor the consummation by it of the transactions contemplated thereby will, (a) conflict with or violate the organizational documents, as amended to date, of Purchaser, (b) conflict with or violate any Legal Requirement applicable to Purchaser or by which Purchaser or any of its properties or assets is bound, (c) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under any note, bond, mortgage, indenture, contract, agreement, lease or other instrument or obligation to which Purchaser is a party or by which Purchaser or any of its properties or assets is bound (other than immaterial antidilution rights in respect of creditors of the Purchaser), or (d) require Purchaser to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Governmental Authority, except for filings, if any, required pursuant to the HSR Act, or any material consent, approval, authorization or permit of any third party pursuant to contractual obligation or applicable law.
     3.4 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser.
     3.5 SEC Reports.
     (1) The Purchaser has furnished to the Sellers true and complete copies of the Proxy Statement related to Purchaser’s Annual Meeting of Shareholders held on October 20, 2006, Purchaser’s Annual Report on Form 10-K for fiscal year ended March 31, 2006 and Purchaser’s Quarterly Reports on Form 10-Q for the quarters ended June 30, September 30 and December 31, 2006 and all of its other reports, statements, schedules and registration statements, as such reports were filed with the Securities and Exchange Commission (the “SEC”) since June 15, 2006 (collectively, the “Terremark Documents”).
     (2) As of its filing date (and as of the date of any amendment), each Terremark Document complied as to form in all material respects with the applicable requirements of the 1933 Act and the Securities Exchange Act of 1934 (as amended, the “1934 Act”), as the case may be.
     (3) As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each Terremark Document filed pursuant to the 1934 Act did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.
     (4) There are no outstanding loans or other extensions of credit made by Purchaser to any executive officer (as defined in Rule 3b-7 under the 1934 Act) or director of Purchaser. Purchaser has not, since the enactment of the Sarbanes-Oxley Act, taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.
     3.6 Acknowledgement of Access. Purchaser acknowledges that it has had full and complete access to the books and records of the Company, certain employees and facilities owned and leased by the Company, and all documents and instruments described or listed in any section of the Company Disclosure Letter, and, furthermore, that Purchaser has conducted such due diligence investigations of the Company, its assets and its operations, with the full cooperation of the Company, as Purchaser has deemed necessary or advisable in connection with the transactions contemplated by this Agreement.
     3.7 Validity of the TWW Stock. All shares of the TWW Stock, when issued in accordance with and pursuant to the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable, and will be issued free and clear of all preemptive rights or options or other Liens created by or through the Purchaser.
     3.8 Absence of Certain Changes or Events. Except as disclosed in the Terremark Documents, since the date of each applicable Terremark Document, (a) the Purchaser has operated its business in the ordinary course of business consistent with past practice, (b) there has not been any change effect or event, individually or in the aggregate, that is materially adverse to the business, results of operations, assets, liabilities or financial condition of the Purchaser taken as a whole (a “Purchaser Material Adverse Effect”), and (c) the Purchaser has not (i) amended its articles of organization or by-laws, (ii) declared or set aside any dividends or made any other distribution in cash with respect to shares of capital stock of the Purchaser which will not be paid at or prior to Closing other than as contemplated by this Agreement or by the Purchaser’s Series I Convertible Preferred Stock, par value $.001, (iii) declared or made any distributions in securities or property with respect to shares of capital stock of the Purchaser which will not be paid at or prior to Closing, (iv) issued any additional shares of stock or issued, sold or granted any option or right to acquire, or otherwise disposed of, any of its unissued shares of stock, other than grants of awards under the Purchaser’s 2005 Executive Incentive Compensation Plan, (v) repurchased or redeemed any of its shares of stock, (vi) merged into or with or consolidated with, any other corporation or acquired the business or assets of any person, (vii) created, incurred, assumed, guaranteed or otherwise become liable or obligated with respect to any Indebtedness in excess of $100,000 in the aggregate, or made any loan or advance to, or any investment in, any person in excess of $100,000 in the aggregate, except in each case in the ordinary course of business consistent with past practices, (viii) entered into, amended or terminated any agreement which is required to be filed with the SEC pursuant to Section 10 of Item 601 of Regulation S-K promulgated under the 1933 Act, (ix) sold, transferred, leased, mortgaged, encumbered or otherwise disposed of, or agreed to sell, transfer, lease, mortgage, encumber or otherwise dispose of, any properties or assets in excess of $100,000 except inventory sold in the ordinary course of business, (x) settled any claim or litigation, or filed any motions, orders, briefs or settlement agreements in any proceeding before any Governmental Authority or any arbitrator, (xi) incurred or approved, or entered into any agreement or commitment to make, any expenditure in excess of $100,000 in the aggregate (other than in the ordinary course of business consistent with past practices), (xii) suffered any loss of property or waived any right, in each case of a value in excess of $100,000, whether or not in the ordinary course of business, (xiii) abandoned, withdrawn, allowed to become abandoned, withdrawn or expired, or otherwise relinquished any material right or filing relating to any Intellectual Property (as defined in Section 2.17) or a value in excess of $100,000, (xiv) had any litigation or claim in respect of Taxes or environmental liability, in each case of a value in excess of $100,000, instituted or threatened against it or (xv) made any agreement or commitment to do any act described in (i)-(xiv) above.
     3.9 Private Placement. The conveyance of the TWW Stock in the manner contemplated by this Agreement will be exempt from the registration requirements of the 1933 Act by reason of Section 4(2) thereof.
     3.10 Investment Company. The Purchaser is not an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.
     3.11 Registration Rights. Except for the registration rights granted pursuant to the Registration Rights Agreement, there are no contracts, agreements or understandings between the Purchaser and any person granting such person the right to require the Purchaser to file a registration statement under the 1933 Act with respect to any securities of the Purchaser.
     3.12 Solvency. Immediately following the Closing, after giving effect to the transactions contemplated hereby, Purchaser will not (a) be insolvent (either because its financial condition is such that the sum of its debts is greater than the fair market value of its assets or because the fair saleable value of its assets is less than the amount required to pay its probable liability on its existing debts as they mature); (b) have unreasonably small capital with which to engage in its business; or (c) have incurred debts beyond its ability to pay them as they become due.
     3.13 Disclosure. To the knowledge of the Purchaser, the representations and warranties of the Purchaser contained in this Agreement and in any schedule, certificate, or agreement furnished by the Purchaser pursuant to this Agreement do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statement herein or therein, in the light of the circumstances under which they were made, not misleading.
ARTICLE IV
AFFIRMATIVE AND RESTRICTIVE COVENANTS
     4.1 Pre-Closing Covenants.
     (1) General. Subject to the terms and conditions of this Agreement, the Sellers will use commercially reasonable efforts to take all action and to do all things necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, (i) obtaining all permits, authorizations, consents and approvals of any person which are required for or in connection with the consummation of the transactions contemplated hereby, and (ii) executing and delivering all agreements and documents required by the terms hereof to be executed and delivered by the Sellers and the Company on or prior to the Closing.
     (2) Accounts and Reports. The Company will maintain a system of accounts in accordance with GAAP and will keep full and complete financial records consistent with past practice.
     (3) Compliance with Laws, Etc. The Company will comply with all applicable laws, rules, regulations and orders of any Governmental Authority.
     (4) Payment of Taxes. The Company will pay and discharge when due all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, prior to the date on which interest or penalties attach thereto, and all lawful claims which, if not paid when due, might become a Lien or charge upon any properties of the Company, provided that the Company shall not be required to pay any such tax, assessment, charge, levy or claim which is being contested in good faith and by proper proceedings if the Company shall have set aside on its books adequate reserves with respect thereto.
     (5) Operation of the Business. Between the date of this Agreement and the Closing, unless Sellers and the Company receive the prior written consent of Purchaser to do otherwise, the Company shall, and the Sellers shall cause the Company and the Company’s subsidiaries to:
(a) operate the Company’s business only in the ordinary course of business consistent with past practice;
(b) use their commercially reasonable efforts to preserve intact the Company’s current business organization, keep available the services of its officers, employees and agents and maintain its relations and good will with suppliers, customers, landlords, creditors, employees, agents and others having business relationships with it;
(c) confer with Purchaser prior to implementing operational decisions outside the normal course of business of a material nature;
(d) otherwise make available to Purchaser the status of the Company’s business and its operations and finances;
(e) make no material changes in management personnel;

(f) maintain the assets of the Company in a state of repair and condition that complies with all applicable legal requirements and is consistent with the requirements and normal operation of the Company’s business;
(g) keep in full force and effect, without amendment, all material rights relating to the Company’s business;
(h) comply with all applicable legal requirements and contractual obligations applicable to the operation of the Company’s business;
(i) continue in full force and effect the insurance coverage under the policies set forth on Schedule 2.20 or substantially equivalent policies;
(j) cooperate with Purchaser and assist Purchaser in identifying, retaining or obtaining the Governmental Authorizations required for Purchaser to operate the Company’s business from and after the Closing Date;
(k) refrain from adopting or proposing any change in the charters, by-laws or other organizational of the Company or the Company’s subsidiaries, except as contemplated by this Agreement;
(l) refrain from adopting a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of the Company’s subsidiaries (other than transactions between direct and/or indirect wholly owned subsidiaries of the Company);
(m) refrain from effecting any issuance, sale, transfer, pledge, disposition of or encumbrance of any shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any             shares of capital stock of any class or series of the Company or any of its subsidiaries;
(n) refrain from effecting any (i) split, combination, subdivision or reclassification of the outstanding shares of capital stock of the Company or the Company’s subsidiaries, or (ii) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to the capital stock of the Company or the Company’s subsidiaries, except as contemplated by this Agreement;
(o) refrain from amending the terms (including the terms relating to accelerating the vesting or lapse of repurchase rights or obligations) of any employee or manager/director membership interest options or other membership interest based awards;
(p) refrain from (i) granting any severance or termination pay to (or amend any such existing arrangement with) any director, manager, officer or employee of the Company or any of its subsidiaries, (ii) enter into any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, manager, officer or employee of the Company or any of its subsidiaries, (iii) materially increase any benefits payable under any existing severance or termination pay policies or employment agreements, (iv) materially increase any compensation, bonus or other benefits payable to directors, managers, officers or employees of the Company or any of its subsidiaries or (v) permit any director, manager, officer or employee who is not already a party to an agreement or a participant in a plan providing benefits upon or following a “change of control” to become a party to any such agreement or a participant in any such plan, other than pursuant to a pre-existing contractual commitment, as required by applicable law, or in the ordinary course of business consistent with past practice;
(q) refrain from acquiring a material amount of assets or property of any other person except in the ordinary course of business consistent with past practice or incur any additional indebtedness;
(r) refrain from selling, leasing, licensing or otherwise disposing of any material amount of assets or property of the Company or the Company’s subsidiaries except pursuant to existing contracts or commitments and except in the ordinary course of business consistent with past practice;
(s) refrain from entering into any material joint venture, partnership or other similar arrangement;
(t) refrain from making any election with respect to Taxes or settle any material claim with respect to Taxes which, in each case, could reasonably be expected to have a Company Material Adverse Effect on the Company and its subsidiaries;
(u) maintain all books and records of the Company relating to the Company’s business in the ordinary course of business consistent with past practice;
(v) except for any such change which is not material or which is required by reason of a concurrent change in GAAP, refrain from changing any method of accounting or accounting practice used by it;
(w) upon request from time to time, execute and deliver all documents, make all truthful oaths, testify in any proceedings and do all other acts that may be reasonably necessary or desirable in the opinion of Purchaser to consummate the transactions contemplated hereby, all without further consideration; and
(x) refrain from agreeing or committing to do any of the foregoing.
     (6) Negative Covenant. Except as otherwise expressly permitted herein, between the date of this Agreement and the Closing Date, Sellers and the Company shall not, without the prior written Consent of Purchaser, (a) take any affirmative action, or fail to take any reasonable action within its control, as a result of which any of the changes or events listed in Sections 2. would be likely to occur; (b) make any modification to any Material Contract or Governmental Authorization; or (c) enter into any compromise or settlement of any litigation, proceeding or governmental investigation relating to the Membership Interests or the assets or business of the Company.
     (7) Notification. Between the date of this Agreement and the Closing, Sellers and the Company shall promptly notify Purchaser in writing if it becomes aware of (a) any fact or condition that causes or constitutes a breach of any of Sellers’ representations and warranties made as of the date of this Agreement or (b) the occurrence after the date of this Agreement of any fact or condition that would or be reasonably likely to (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had that representation or warranty been made as of the time of the occurrence of, or Sellers’ discovery of, such fact or condition. During the same period, Sellers and the Company also shall promptly notify Purchaser of the occurrence of any breach of any covenant of Sellers or the Company in this Agreement or of the occurrence of any event that may make the satisfaction of the conditions in Article VI impossible or unlikely. The Sellers and the Company shall promptly notify the Purchaser if any of them (i) engages in any transaction which would reasonably be expected to have a Company Material Adverse Effect, (ii) incurs any debt on behalf of the Company for borrowed money (other than trade debt in the ordinary course) or (iii) enters into any agreements or transactions on behalf of the Company not in the ordinary course of business.
     (8) General Restrictions. Except as otherwise expressly permitted in or contemplated by this Agreement, without the prior written consent of the Purchaser, the Company will not, and the Sellers will not permit the Company to take any of the actions set forth in Section 2.7.
     (9) Supplementary Financial Information. Within fifteen (15) days after the end of each calendar month between the date of this Agreement and the Closing Date, the Company shall provide to Purchaser unaudited financial statements (including at the minimum income statement and balance sheet) for such month then ended that shall present fairly the results of the operations of the Company at such date and for the period covered thereby, all in accordance with GAAP applied on a basis consistent with prior periods, in each case, certified as true and correct by the chief financial officer of the Company.
     (10) Exclusivity. Each of the Sellers and the Company will not, and will cause its respective directors, officers, employees, financial advisors, legal counsel, accountants and other agents and representatives not to initiate, solicit or encourage, directly or indirectly, or take any other action to facilitate any inquiries or the making of any proposal with respect to, engage or participate in negotiations concerning, provide any nonpublic information or data to or have any discussions with any person other than the Purchaser relating to, any acquisition, exchange offer, merger, consolidation, acquisition of beneficial ownership of or the right to vote securities of the Company, dissolution, business combination, pur chase of all or any significant portion of the assets or any division of, or any equity interest in, the Company, or any similar transaction, other than the transactions contemplated under this Agreement (such proposals, disclosures, negotiations, or transactions being referred to as “Acquisition Proposals”). The Sellers and the Company will notify the Purchaser within 24 hours orally and within 48 hours in writing if any such Acquisition Proposal (including terms thereof and identity of persons making such proposal) is received and furnish to the Purchaser a copy of any such written proposal.
     (11) DigitalOps, LLC. Sellers shall dissolve DigialOps, LLC, the Company’s wholly-owned subsidiary, upon request by Purchaser. Prior to such time, Sellers shall not and shall not permit the Company or any of its subsidiaries to conduct any operations, acquire any assets, incur any liabilities or enter into any contract using DigitalOps, LLC.
     (12) Duration of Covenants. The provisions of this Section 4.1 shall remain in effect until the earlier of (x) the date this Agreement is terminated pursuant to Article VIII and (y) the Closing Date.
     4.2 Post-Closing Covenants.
     (1) Securities Law Compliance. During the period that the Sellers hold any shares of TWW Stock and such shares are eligible to be sold under Rule 144 under the 1933 Act, the Purchaser will use commercially reasonable efforts to timely file such periodic reports as are required by Section 13 of the 1934 Act to be filed by it, so that the Sellers will have access to sufficient public information concerning the Purchaser to enable the Sellers to sell the shares of TWW Stock in compliance with Rule 144; provided, however, the Purchaser shall have no further obligation under this Section 4.2 at such time as the Purchaser Shares may be sold by the Sellers pursuant to Rule 144(k) under the 1933 Act.
     (2) Listing. Purchaser shall use its reasonable best efforts to arrange for the TWW Stock to be approved for listing on the NASDAQ Global Market as soon as practicable following Closing.
     (3) Non-Disparagement. During the Term, Sellers will not disparage the Company or Purchaser or any affiliate of the Company or Purchaser, and neither the Company nor Purchaser will disparage Sellers.
     (4) Confidential Information. Sellers acknowledge the confidential and proprietary nature of the information relating to the Company or the assets or business of the Company and any information provided to the Company or Sellers by the Company or obtained or learned by Sellers during the Term of this Agreement, including without limitation any trade secrets, customer lists, methods of doing business, manufacturing and distribution arrangements, sales and marketing information and strategy, MIS systems, software, formulae, product information, financial information, personnel, competitive factors and advantages, books, records and other information, and agrees that during the term of this Agreement and after the Closing, such information (i) shall be kept confidential by Sellers and (ii) shall not be used or disclosed by Sellers to any person, except in each case as otherwise expressly permitted by the terms of this Agreement or with the prior written consent of an authorized representative of the Company. The restriction shall not apply to any information that is (i) publicly available other than because of disclosure by Sellers or any of Sellers’ Affiliates, (ii) received from a third party authorized by Purchaser to make public disclosure, or (iii) disclosed only to the extent required by applicable law, provided that if required by law, Sellers will use reasonable best efforts to provide the Company with sufficient advance written notice and information to object to or challenge any such disclosure.
     (5) Non-Solicitation. During the period ending three (3) years from the Closing Date (the “Term”), neither Sellers nor any affiliate of Sellers shall cause, induce or attempt to cause or induce any customer, supplier, licensee, licensor, franchisee, employee, consultant or other business relation of the Company (a “Business Relation”) to cease doing business with the Company or Purchaser, to deal with any competitor of the Company or in any way interfere with such Business Relation’s relationship with the Company or Purchaser.
     (6) Affiliates. Sellers shall at all times cause Sellers’ Affiliates to comply with paragraphs (3) and (4) of this Section 4.2. For purposes hereof, an “Affiliate” of a person shall mean persons who, directly or indirectly, through one or more intermediaries, control, are controlled by or are under common control with, including, without limitation, directors, officers, employees, agents or subsidiaries of such person.
     (7) Enforcement.
     (a) If the scope of any restriction or part thereof contained in this Agreement is too broad to permit enforcement of such restriction or part thereof to its full extent, then such restriction or part thereof shall be enforced to the maximum reasonable extent, and in that event Sellers hereby consent that such scope may be modified accordingly in any proceeding involving the enforcement of such restriction or part thereof. If, after giving effect to all such permitted modifications of any such restriction or part thereof, such restriction or part thereof remains unenforceable, then the remainder of this Agreement shall be enforced without such restriction or part thereof, and in that event, each of the parties hereto hereby consents that this Agreement may be modified accordingly in any proceeding involving the enforcement of this Agreement.
     (b) Sellers hereby acknowledge and confirm that (a) the business of the Company extends throughout the world, and that, upon and after the Closing, any activity prohibited by Section 4.3, at any place in the Area, would cause irreparable injury to the Company, (b) the restrictive covenants contained in Section 4.3 are reasonably necessary to protect the legitimate business interests of the Company, and (c) the restrictions contained in Section 4.3 (including without limitation the length of the Term of such provisions) are not overbroad, overlong, or unfair and are not the result of overreaching, duress or coercion of any kind. Sellers further acknowledge and confirm that Sellers’ full, uninhibited and faithful observance of each of the covenants contained in this Section 4.3 will not cause them any undue hardship, financial or otherwise, and that enforcement of each of the covenants contained herein will not impair their ability to obtain employment commensurate with their abilities and on terms fully acceptable to them or otherwise to obtain income required for the comfortable support of them and their families and the satisfaction of the needs of their creditors.
     (c) Sellers hereby acknowledge and confirm that the remedy at law for any breach of Sellers’ obligations under Section 4.3 would be inadequate, and that damages would be difficult or impossible to ascertain, and consents that temporary and permanent prohibitive or injunctive relief may be granted in any proceeding involving the enforcement of any provision of such Sections.
ARTICLE V
CONDITIONS TO SELLERS’ OBLIGATION TO CLOSE
     The obligation of the Sellers to sell the Membership Interests to Purchaser under this Agreement is subject to the satisfaction on or before the Closing Date of the following conditions, any of which may be waived in whole or in part only by the Sellers:
     5.1 Due Performance. Purchaser shall have performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by Purchaser as of the Closing Date.
     5.2 Accuracy of Representations and Warranties. All representations and warranties of Purchaser set forth in this Agreement shall be true and correct in all material respects on and as of the Closing Date.
     5.3 Closing Deliveries. Purchaser shall have delivered or caused to be delivered to the Sellers all of the following:
     (a) the Closing Seller Wires;
     (b) the Stock Deliveries;
     (c) a customary legal opinion of Purchaser’s counsel, in form and substance and reasonably acceptable to the Sellers and their counsel;

     (d) a registration rights agreement, substantially in the form of Exhibit A (the “Registration Rights Agreement”);
     (e) a certificate, dated as of the Closing Date, signed by an officer of Purchaser, as to the satisfaction of the conditions in Sections 5.1 and 5.2;
     (f) a copy of the resolutions of the board of directors of Purchaser authorizing the execution, delivery and performance of this Agreement; and
     (g) such other certificates and other instruments and documents required to be delivered by Sellers in connection with the transactions contemplated hereby.
     5.4 HSR Act. Any waiting period (and any extension thereof) under the HSR Act applicable to the transactions to be consummated at the Closing shall have expired or been terminated.
     5.5 Governmental Authorities; No Litigation. No Governmental Authority or court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, injunction or other order (whether temporary, preliminary or permanent) which is in effect and has the effect of making the transactions contemplated by this Agreement or the Closing illegal or otherwise restraining or prohibiting consummation of such transactions, and no legal proceeding shall be pending or threatened wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or (iii) have a Company Material Adverse Effect, and no such judgment, order, decree, stipulation or injunction shall be in effect.
     5.6 Consents. The Purchaser shall have received the authorizations, orders, approvals and consents of Governmental Authorities required to be obtained by it prior to Closing.
ARTICLE VI
CONDITIONS TO PURCHASER’S OBLIGATION TO CLOSE
     The obligation of Purchaser to purchase the Membership Interests from Sellers under this Agreement is subject to the satisfaction on or before the Closing Date of the following conditions, any of which may be waived in whole or in part only by Purchaser:
     6.1 Due Performance. Each Seller shall have performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by any of them as of the Closing Date. In no event shall Purchaser have an obligation to purchase less than 100% of the Membership Interests.
     6.2 Accuracy of Representations and Warranties. All representations and warranties of each Seller set forth in this Agreement shall be true and correct in all material respects on and as of the Closing Date.

     6.3 Closing Deliveries. Each Seller shall have delivered or caused to have been delivered to the Purchaser all of the following:
     (1) a cross receipt or other transfer instrument to the satisfaction of Purchaser evidencing the transfer of the Membership Interests;
     (2) a receipt for the Purchase Consideration;
     (3) a certificate, dated as of the Closing Date, signed by an officer of Seller Representative, as to the satisfaction of the conditions in Sections 6.1 and 6.2;
     (4) a copy of the resolutions of the board of managers of the Company authorizing the execution, delivery and performance of this Agreement;
     (5) a customary legal opinion of Company’s counsel, in form and substance and reasonably acceptable to Purchaser and its counsel; and
     (6) such other certificates and other instruments and documents required to delivered by Sellers in connection with the transactions contemplated hereby.
     6.4 HSR Act. Any waiting period (and any extension thereof) under the HSR Act applicable to the transactions to be consummated at the Closing shall have expired or been terminated.
     6.5 Governmental Authorities; No Litigation. No Governmental Authority or court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, injunction or other order (whether temporary, preliminary or permanent) which is in effect and has the effect of making the transactions contemplated by this Agreement or the Closing illegal or otherwise restraining or prohibiting consummation of such transactions, and no legal proceeding shall be pending or threatened wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or (iii) have a Company Material Adverse Effect, and no such judgment, order, decree, stipulation or injunction shall be in effect.
     6.6 Satisfaction of Indebtedness. Purchaser shall have received evidence reasonably satisfactory to it that Sellers’ obligations under Section 1.7 hereof has been satisfied.
     6.7 No Company Material Adverse Effect. Since the date of the Financial Statements, there shall have been no occurrence of any event that would have a Company Material Adverse Effect, and the Purchaser shall have received a certificate signed by an officer of Seller Representative to such effect (which certificate, for the avoidance of doubt, may be the same as that called for under Section 6.3(4)).

ARTICLE VII
INDEMNIFICATION AND RELEASE
     7.1 Indemnification of Purchaser.
     (a) The Saratoga Sellers agree that, from and after the Closing, they shall jointly and severally indemnify and hold harmless Purchaser, its officers, directors, employees, shareholders, agents, successors and assigns (any party entitled to be indemnified under this Article VII shall be referred to as an “Indemnified Party,” and any party obligated to provide indemnification under this Article VII shall be referred to as an “Indemnifying Party”) against any damages, claims, deficiencies, awards, settlements, losses, liabilities, actions or causes of action, assessments, judgments, fines, penalties, suits, proceedings and costs and expenses (including, without limitation, reasonable accounting and attorneys’ fees and expenses) (each, a “Loss,” and collectively, “Losses”) arising out of or resulting from (i) any breach of any representation or warranty of the Saratoga Sellers or the Company contained in Article II or Section 7.6 hereof or (ii) any breach of any covenant or other agreement of the Company or the Saratoga Sellers contained in this Agreement; provided, however, that the foregoing obligations of the Saratoga Sellers are subject to the applicable limitations set forth in Section 7.4 hereof.
     (b) The Management Sellers agree that, from and after the Closing, they shall severally and not jointly indemnify and hold harmless Purchaser, its officers, directors, employees, shareholders, agents, successors and assigns against any Losses arising out of (i) any breach of any representation or warranty of such Management Seller contained in Article IIA hereof or (ii) any breach of any covenant or other agreement of the such Management Seller contained in this Agreement; provided, however, that the foregoing obligations of such Management Sellers are subject to the applicable limitations set forth in Section 7.4 hereof.
     (c) The Escrow Amount shall be available to indemnify Purchasers with respect to any Loss arising out of or resulting from any breach of any representation or warranty of the Saratoga Sellers or the Company contained in Sections 2.14 or 2.15 hereof. To the extent Purchaser desires to submit a claim for indemnification pursuant to this Section 7.1(c), Purchaser shall give written notice of such claim to the Sellers’ Representative (a “Notice of Claim”). The Sellers’ Representative, on behalf of the Sellers, shall be given a 30-day period in which to investigate the claim and during such period shall have reasonable access to any documentation related to the matter which is the subject of such Notice of Claim provided that any such documentation shall be subject to the confidentiality provisions of Section 5.13 hereof. Any Notice of Claim shall specify in reasonable detail the nature of any claim so asserted and the basis thereof. The amount claimed by Purchaser pursuant to the Notice of Claim shall become final and binding upon Sellers on the earlier of (i) 30 days after delivery by Purchaser to Sellers’ Representative of such Notice of Claim to the extent Sellers fail to dispute the matters set forth therein; (ii) the date the parties hereto resolve in writing any differences they have with respect to any matter specified in such Notice of Claim, or (iii) the date any matters properly in dispute are finally resolved pursuant to Section 9.8 hereof. To the extent the

Sellers’ Representative disputes in writing during the thirty (30) days immediately following the delivery of a Notice of Claim any matter set forth therein, the Sellers’ Representative, on behalf of the Sellers, and Purchaser shall seek in good faith to resolve in writing any such differences. At the end of such 30-day period, the parties shall obtain a final resolution to such disputes using the dispute resolution mechanisms set forth in Section 9.8 hereof. Interest earned on the Escrow Amount, if any, shall be paid to the parties pro rata based on the amount of principal such party shall receive from the Escrow Amount. The parties agree to execute any joint written instruction letter or other authorization necessary to direct the escrow agent to release funds from the Escrow Amount in accordance with the terms of this Section 4.2(4) and the Escrow Agreement.
     7.2 Indemnification of Sellers. Purchaser agrees that, from and after the Closing, it shall indemnify and hold harmless Sellers, the Company, their officers, directors, employees, shareholders, agents, successors and assigns, against any Losses arising out of (a) any breach of any representation or warranty of Purchaser contained in Article III hereof or (b) any breach of any covenant or other agreement of Purchaser contained in this Agreement; provided, however, that the foregoing obligation of Purchaser is subject to the applicable limitations set forth in Section 7.4.
     7.3 Procedures for Indemnification for Third Party Claims. The obligations and liabilities of the parties under this Agreement with respect to claims of third parties (individually, a “Third Party Claim” and collectively, the “Third Party Claims”) shall be subject to the following terms and conditions:
     (a) the Indemnified Party shall give the Indemnifying Party prompt notice of any Third Party Claim, and the Indemnifying Party may undertake the defense of that claim by representatives chosen by it reasonably satisfactory to the Indemnified Party; provided, however, that at the time of the assumption of defense the Indemnifying Party shall acknowledge in writing its obligation to indemnify as provided herein, the majority amount of Loss in question must be covered after taking account of the limitations set forth in Section 7.4 and the Indemnifying Party must reimburse the Indemnified Party for its reasonable out-of-pocket expenses incurred prior to the assumption of defense by the Indemnifying Party. Any such notice of a Third Party Claim shall identify with reasonable specificity (to the extent known at the time) the basis for the Third Party Claim, the facts giving rise to the Third Party Claim and the amount of the Third Party Claim (or, if such amount is not yet known, a reasonable estimate, if possible, of the amount of the Third Party Claim). Failure of the Indemnified Party to give prompt notice shall not relieve the Indemnifying Party of its obligation to indemnify, except to the extent that the Indemnifying Party is materially prejudiced by the delay in giving notice;
     (b) if the Indemnifying Party exercises its right to undertake the defense of any Third Party Claim, the Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under its control relating thereto as is reasonably required by the Indemnifying Party;

     (c) if (i) the Indemnifying Party, within 30 days after notice of any such Third Party Claim, fails to assume the defense in accordance with Section 7.3(a) of this Agreement, (ii) the Indemnifying Party does not conduct such defense actively and diligently in the reasonable discretion of the Indemnified Party or (iii) there is a conflict of interest between the positions of the Indemnifying Party and the Indemnified Party in conducting the defense of such claim as determined by the ABA Model Rules of Professional Conduct, the Indemnified Party shall (upon further notice to the Indemnifying Party) have the right to undertake the defense, compromise or settlement of the Third Party Claim using representatives chosen by it and reasonably acceptable to the Indemnifying Party, and the Indemnifying Party shall reimburse the Indemnified Party for all of its costs and expenses in conducting such defense and cooperate with the Indemnified Party in such defense and make available to the Indemnified Party all witnesses, pertinent records, materials and information in the Indemnifying Party’s possession or under its control relating thereto as is reasonably required by the Indemnified Party; and
     (d) notwithstanding anything in this Section 7.3 to the contrary, the party controlling the defense shall not, without the written consent of the other party subject to liability, settle or compromise any Third Party Claim or consent to the entry of judgment which (x) does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of an unconditional release from all liability in respect of the Third Party Claim, (y) includes any equitable relief against the Indemnified Party or (z) includes any admission of guilt or liability by the Indemnified Party.
     7.4 Indemnification Deductibles and Caps.
     (a) Deductibles. No indemnification under Section 7.1 shall be required unless the aggregate amount of Losses exceeds one hundred thousand Dollars ($100,000) (the “Aggregate Threshold Amount”), at which time the Indemnifying Party shall be responsible for any Losses incurred in excess of such Aggregate Threshold Amount.
     (b) Overall Limitation. In no event whatsoever shall Purchaser’s recourse with respect to Losses under Section 7.1 exceed in the aggregate an amount equal to ten million Dollars ($10,000,000) subject to the limitations set forth in Section 7.4(a) and Section 7.4(d) herein; provided, that the foregoing limitations set forth in Sections 7.4 (a) and (b) shall not apply to breaches of the representations in Sections 2.1, 2.13, 2.15, 2.21, 3.4 and 3.7. For the avoidance of doubt, the Escrow Amount shall only relate to Sellers’ indemnification obligations set forth in Section 7.1(c) hereof and Purchaser shall not have recourse against the Escrow Amount in connection with any other Losses.
     (c) Time Limits On Indemnification. No claim on account of breach of representation, warranty or covenant shall be made after the expiration of the survival periods referred to in Section 8.1 of this Agreement. Claims made prior to the expiration of the survival periods shall continue until satisfied or otherwise resolved.

     (d) Net Recovery. The amount which an Indemnified Party shall be entitled to receive from an Indemnifying Party under this Article VII with respect to a Loss shall be net of any recovery actually received by such Indemnified Party from third parties with respect to such Losses (including insurance proceeds, counterclaims, subrogation actions and the like).
     (e) Tax Benefits. In case any event shall occur that would otherwise entitle any party to assert a claim for indemnification hereunder, no Loss shall be deemed to have been sustained by such party to the extent of any net Tax benefit realized by such party with respect thereto. The parties agree to treat all indemnification payments as adjustments to the Purchase Consideration and not as income and to report any such payments as adjustments to the Purchase Consideration for tax purposes; however if any such payments are ultimately determined to be income, then such payments with respect to such Loss shall take into account any adverse tax consequence.
     7.5 Exclusive Remedy. The remedies in this Article VII shall be the exclusive remedies of the parties with respect to the matters covered by Sections 7.1 and 7.2, absent fraud. Notwithstanding anything contained herein to the contrary, an Indemnified Party shall not be entitled to indemnification for those portions of any Losses constituting incidental, indirect, consequential or special damages, including, without limitation, damages arising from loss of use, loss of profit or income, or punitive damages nor shall a party be entitled to indemnification with respect to any Loss if such party was advised, in a writing explicitly stating that such disclosure is made pursuant to this Section 7.5, of the inaccuracy, non-performance or breach giving rise to such Loss at the time of Closing.
     7.6 Financial Capacity. The Saratoga Sellers hereby represent and warrant that they have sufficient financial capacity, including net book value and working capital to satisfy all of the indemnification obligations set forth in Article VII hereof. Specifically, the Saratoga Sellers hereby represent and warrant that they have net book value in excess of $50,000,000 in the aggregate.
     7.7 Mitigation. To the extent any action would not result in an adverse effect on a party hereto or the operations of the Company, the parties shall use commercially reasonable efforts to mitigate or resolve any Loss.
ARTICLE VIII
TERMINATION
     8.1 Termination. This Agreement may be terminated at any time prior to the Closing:
     (a) by mutual written consent of Purchaser and Sellers;
     (b) by either Purchaser or Sellers, if the purchase of interests contemplated by and pursuant to this Agreement shall not have been consummated by the date that is forty-five (45) days from the date hereof (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Interest Purchase to occur on or before the Termination Date;
     (c) by either Purchaser or Sellers, if any Governmental Authority shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or action the parties hereto shall use their reasonable efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the Interest Purchase, and such order, decree, ruling or action shall have become final and non-appealable;
     (d) by Purchaser, if there has been any material inaccuracy in or breach of any of Sellers’ representations or warranties set forth in Articles II or IIA hereof, or Sellers shall have breached or failed to perform any of the covenants or other agreements contained in this Agreement in any material respect, in each case such that the conditions set forth in Article V hereof are not capable of being satisfied on or before the Termination Date; provided, however, that before Purchaser may terminate this Agreement under this Section 8.1(4), it shall deliver written notice to Sellers specifying such breach in reasonable detail (to the extent known) and, if such breach is capable of cure within a 20-day period, shall give Sellers a period of 20 days following receipt of such notice in which to cure such breach, regardless of whether such 20-day period extends beyond the Termination Date; or
     (e) by Sellers, if there has been any material inaccuracy in or breach of any of Purchaser’s representations or warranties set forth in Article III hereof, or Purchaser shall have breached or failed to perform any of its covenants or other agreements contained in this Agreement in any material respect, in each case such that the conditions set forth in Article V and VI hereof are not capable of being satisfied on or before the Termination Date; provided, however, that before Sellers may terminate this Agreement under this Section 8.1(5), they shall deliver written notice to Purchaser specifying such breach in reasonable detail (to the extent known) and, if such breach is capable of cure within a 20-day period, shall give Purchaser a period of 20 days following receipt of such notice in which to cure such breach, regardless of whether such 20-day period extends beyond the Termination Date.
     8.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith become null and void and there shall be no liability or obligation hereunder on the part of any party hereto except (a) as set forth in this Section 8.2 and Article IX hereof, (b) except as provided in the following clause (c), nothing herein shall relieve any party from liability for any breach of this Agreement, (c) in the event of termination of this Agreement by Sellers pursuant to Sections 8.1 (b), (c) or (e) hereunder (a “Liquidation Termination”) and (d) in the event of any termination of this Agreement by Sellers or Purchasers other than a Liquidation Termination, Purchaser, Sellers shall be obligated to return the Deposit to Purchaser within five (5) business days of such termination, Sellers shall be entitled to retain the Deposit as liquidated damages against Purchaser hereunder. Purchaser acknowledges that (i) the foregoing clause (c) is an essential element of the bargain Sellers are relying on under this Agreement and Sellers have affirmatively made such clause a condition to their entering into this Agreement, (ii) the damages to the Sellers in connection with a Liquidation Termination are uncertain and estimating such damages would be impractical and extremely difficult at this time, (iii) the amount of liquidated damages stipulated in this Section 8.2 have been fully-negotiated and are proportionate to, and a fair and reasonable estimate of, the actual damages that would be occasioned to the Sellers in connection therewith and would not pose an economic hardship to Purchaser and (iv) such liquidated damages do not in any way constitute a penalty for such breach or termination.
ARTICLE IX
MISCELLANEOUS
     9.1 Survival of Representations, Warranties and Covenants. The representations and warranties made by the Saratoga Sellers and the Company in Article II hereof, the Management Sellers in Article IIA hereof and the Purchaser in Article III hereof, and the covenants and other agreements contained herein to be fully performed or complied with at or prior to the Closing Date, shall survive the Closing Date until that date which is eighteen (18) months after the Closing Date, whereupon they shall expire notwithstanding any investigation at any time made by or on behalf of the other party; provided, however, that the representations and warranties contained in Sections 2.1 (Membership Interests), Section 2.3 (Authority Relative to this Agreement and Related Matters), Section 2.8 (Employee Benefit Plans), Section 2.13 (Compliance with Environmental Laws), Section 2.11 (Properties), Section 2.14 (Labor and Employment Matters), Section 2.15 (Tax Returns, Audits and Liabilities), Section 2.1A (Membership Interests), Section 2.3A (Authority Relative to this Agreement and Related Matters), Section 3.2 (Authorization), 3.5 (SEC Reports), Section 3.7 (Validity of TWW Stock), Section 3.9 (Tax Returns, Audits and Liabilities), Section 3.18 (Compliance with Environmental Laws), Section 3.19 (Employee Benefit Plans), and Section 3.20 (Labor and Employment Matters) shall survive until the date which is 48 months after the Closing Date. All representations and warranties related to any claim asserted in writing prior to the expiration of the applicable survival period shall survive (but only with respect to such claim) until such claim shall be resolved and payment in respect thereof, if any is owing, shall be made..
     9.2 Amendment and Modification. This Agreement may be amended, modified, or supplemented only by mutual written consent of the parties hereto.
     9.3 Further Assurances. Prior to and after Closing, the parties shall cooperate reasonably with each other and with their respective representatives in connection with any steps required to be taken as part of their respective obligations under this Agreement, and shall (a) furnish upon request to each other such further information; (b) execute and deliver to each other such other documents; and (c) do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the transactions contemplated hereby.
     9.4 Waiver of Compliance. To be effective, any waiver by a party of its right to require performance of any provision hereof must be in writing, specifically refer to the right being waived, and signed by the party. No waiver in any one or more instances shall (except as stated therein) be deemed to be a further or continuing waiver of any such condition or breach in other instances or a waiver of any condition or breach of any other term, covenant, representation, or warranty.

     9.5 Expenses. All costs and expenses incurred in connection with the negotiation and consummation of this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring such costs or expenses.
     9.6 Construction. This Agreement shall be construed without regard to any presumption or other rule requiring construction against the party causing this Agreement to be drafted. If any words or phrases in this Agreement shall have been stricken out or otherwise eliminated, whether or not any other words or phrases have been added, this Agreement shall be construed as if the words or phrases so stricken out or otherwise eliminated were never included in this Agreement and no implication or inference shall be drawn from the fact that said words or phrases were so stricken out or otherwise eliminated. All terms and words used in this Agreement, regardless of the number or gender in which they are used, shall be deemed to include any other number and any other gender as the context may require. If any term or provision of this Agreement or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, and the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.
     9.7 Notices. All notices, requests, demands, or other communications required or permitted by this Agreement shall be in writing and effective when received, and delivery shall be made personally or by registered or certified mail, return receipt requested, postage prepaid, or overnight courier or confirmed facsimile transmission, addressed as follows:

(1)	If to any Seller or the Seller Representative:

Saratoga Partners IV, L.P.
Saratoga Management Company LLC
Saratoga Coinvestment IV LLC
Saratoga Partners IV LLC
535 Madison Avenue
New York, NY 10022
Attention: Richard Petrocelli
Facsimile: (212) 750-3343

Copy to:

Cahill Gordon & Reindel llp
80 Pine Street
New York, NY 10005
Attention: Richard Farley, Esq.
Facsimile: (212) 269-5420

(2)	If to Purchaser: Terremark Worldwide, Inc. 2601 S. Bayshore Drive, 9th Floor Miami, Florida 33133 Attention: Chief Legal Officer Facsimile: (305) 856-8190

Copy to: Greenberg Traurig, P.A. 1221 Brickell Avenue Miami, Florida 33131 Attention: Jaret L. Davis, Esq. Facsimile: (305) 961-5676
Each party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, messenger service, telecopier, or ordinary mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other parties hereto notice in the manner herein set forth. Any party may give any notice, request, demand, claim or other communication hereunder by or though its counsel.
     9.8 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial. THIS AGREEMENT AND THE LEGAL RELATIONS BETWEEN THE PARTIES HERETO SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT GIVING EFFECT TO ANY CONFLICT OF LAW PROVISION. THE PARTIES HERETO AGREE TO SUBMIT TO THE NON-EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS IN THE STATE OF NEW YORK LOCATED IN THE CITY OF NEW YORK WITH RESPECT TO ANY CLAIM OR MATTER ARISING UNDER THIS AGREEMENT, AND HEREBY CONSENT THAT SERVICE OF PROCESS WITH RESPECT TO ALL COURTS IN AND OF THE STATE OF NEW YORK MAY BE MADE BY REGISTERED MAIL TO SUCH PERSON AT THE ADDRESS OF SUCH PERSON SET FORTH HEREIN. EACH OF THE PARTIES EXPRESSLY AND IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY HAVE OR HEREAFTER MAY HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. PURCHASER AND SELLERS FURTHER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY.
     9.9 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. One or more counterparts of this Agreement or any exhibit hereto may be delivered via facsimile transmission, with the intention that they shall have the same effect as an original counterpart hereof.

     9.10 Headings. The headings of the Sections and Articles of this Agreement are inserted for convenience only and shall not constitute a part hereof.
     9.11 Entire Agreement. This Agreement, including the agreements referred to herein, and other documents referred to herein which form a part hereof, contains the entire understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings other than those expressly set forth or referred to herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.
     9.12 No Third Party Beneficiary. This Agreement is for the benefit of, and may be enforced only by, Purchaser and Seller and their respective permitted assigns, and is not for the benefit of, and may not be enforced by, any third party.
     9.13 Further Assurances. The parties shall after the Closing, and without further consideration, execute, acknowledge and deliver to the other parties hereto such documents, contracts and instruments, and take such other actions, as shall reasonably requested or as may be necessary to consummate more effectively the transactions herein contemplated in accordance with this Agreement.
     9.14 Confidentiality. Each party hereto (on its own behalf and on behalf of its lenders, principals, affiliates and constituent partners and members) covenants and agrees that the terms of this Agreement, as well as the identity of the parties to the transactions contemplated hereby, shall be kept in strictest confidence by such parties prior to the Closing, and thereafter, if the Closing fails to occur for any reason; provided, however that each party may disclose such information to a lender or prospective lender or to a prospective investor in or purchaser of any direct or indirect securities of such party or to any legal, tax, financial or other professional advisor of such party so long as such advisor, lender, prospective lender, prospective investor or purchaser of securities has a duty or agrees in turn to keep such information confidential. Notwithstanding the foregoing, nothing contained herein shall be construed so as to prohibit any party from making any disclosure required by law, including, without limitation, required by the rules and regulations of the 1933 Act or the 1934 Act or any such disclosure required by any Federal, state or local governmental agency or court of competent jurisdiction, or any disclosure which is reasonably necessary to protect any such party’s interest in any action, suit or proceeding brought by or against such party and relating to the transactions contemplated hereby or the subject matter of this Agreement.
     9.15 Assignment. No party may assign its rights under this Agreement without the prior written consent of the other parties, which may be denied in such party’s sole and absolute discretion; provided, however that the foregoing shall not prohibit Purchaser from assigning all of its rights under this Agreement to a direct or indirect wholly-owned subsidiary; provided, further that no such assignment shall relieve Purchaser of any of its obligations hereunder. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the parties hereto.

     9.16 Expenses. Each of the parties to this Agreement shall bear its own expenses incurred in connection with the negotiation, preparation and execution of this Agreement if the transactions contemplated hereby fail to be consummated.
     9.17 Trading in Purchaser’s Stock. The Company and the Sellers acknowledge that Purchaser is a publicly-traded company and that they are aware of the restrictions imposed by the United States securities laws regarding trading by persons possessing material non-public information. The Company and the Sellers each agree and acknowledge that will not trade in the publicly-traded capital stock of the Purchaser until appropriate announcements are made.
     9.18 Specific Performance. Each of the Sellers and the Company recognizes and agrees that the Purchaser shall not have an adequate remedy if either the Sellers or the Company fails to satisfy the provisions of this Agreement and that damages will not be readily ascertainable, and that the Sellers and the Company expressly agree that in the event of such failure the Purchaser shall be entitled to seek specific performance of the Sellers’ and the Company’s obligations hereunder and that neither the Sellers nor the Company will oppose an application seeking such specific performance.
     9.19 Seller Representative. The execution of this Agreement by each Seller shall constitute approval as of the date hereof of the appointment of Richard Petrocelli to act as the representative of the Sellers (the “Seller Representative”). The Seller Representatives shall have unlimited authority and power to act on behalf of each Seller with respect to this Agreement, and all matters relating hereto, including the disposition, settlement or other handling of all indemnification claims, rights or obligations arising from and taken pursuant to this Agreement. Such Sellers will be bound by all actions taken by the Seller Representative in connection with this Agreement and the Purchaser shall be entitled to rely on any action or decision of the Seller Representative. The Seller Representative will incur no liability with respect to any action taken or suffered by him, nor for any inaction, except his own willful misconduct or gross negligence. In all questions arising under this Agreement, the Seller Representative may rely on the advice of counsel, and the Seller Representative will not be liable to any Seller for anything done, omitted or suffered in good faith by the Seller Representative based on such advice. The Seller Representative will not be required to take any action involving any expense unless the payment of such expense is made or provided for in a manner satisfactory to him. The foregoing constitutes an unconditional and irrevocable power of attorney, coupled with an interest, granted by each Seller to Seller Representative to execute and deliver all other instruments and take all other actions, on such Seller’s behalf (including in such Seller’s capacity as a creditor of the Company), necessary or convenient to effectuate the transactions contemplated by this Agreement.
     9.20 Knowledge. In this Agreement, each statement made to the Company’s knowledge shall be deemed to refer to matters within the actual knowledge of the Management Sellers.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, each party hereto has caused this Interest Purchase Agreement to be executed by its duly authorized representative, as of the day and year first written above.

SARATOGA SELLERS: SARATOGA PARTNERS IV LP
By:	SARATOGA ASSOCIATES IV, LLC,
its General Partner

By:	SARATOGA MANAGEMENT COMPANY, LLC,
its Investment Advisor

By:	/s/ Richard Petrocelli
	Name:	Richard Petrocelli
	Title:	Treasurer

SARATOGA MANAGEMENT COMPANY LLC
By:	/s/ Richard Petrocelli
	Name:	Richard Petrocelli
	Title:	Treasurer

SARATOGA COINVESTMENT IV LLC
By:	SARATOGA MANAGEMENT COMPANY, its Managing Member

By:	/s/ Richard Petrocelli
	Name:	Richard Petrocelli
	Title:	Treasurer

SARATOGA PARTNERS IV LLC
By:	/s/ Richard Petrocelli
	Name:	Richard Petrocelli
	Title:	Treasurer

MANAGEMENT SELLERS:
/s/ John D. Beletic
John D. Beletic

/s/ Sunny Vanderbeck
Sunny Vanderbeck

/s/ Steve Armond
Steve Armond

/s/ Todd Steitle
Todd Steitle

/s/ Thomas Steven Blair
Thomas Steven Blair

/s/ Mark Warren
Mark Warren

J&A PARTNERSHIP LTD.
By:	/s/ John D. Beletic
	Name:	John D. Beletic
	Title:	General Partner

COMPANY: DATA RETURN LLC
By:	/s/ Steven J. Armond
	Name:	Steven J. Armond
	Title:	Chief Financial Officer

PURCHASER: TERREMARK WORLDWIDE, INC.
By:	/s/ Jose A. Segrera
	Name:	Jose A. Segrera
Its: Chief Financial Officer

Exhibit A
Form of Registration Rights Agreement